As filed with the Securities and Exchange Commission on February 4, 2004

Registration No. 333-109091

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PTEK HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Georgia	59-3074176
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3399 Peachtree Road, N.E.

Lenox Building, Suite 700

Atlanta, Georgia 30326

(404) 262-8400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

L. Scott Askins

Senior Vice President –

Legal and General Counsel

PTEK Holdings, Inc.

3399 Peachtree Road, N.E.

Lenox Building, Suite 700

Atlanta, Georgia 30326

(404) 262-8400

(Name, address, including zip code, and telephone number including area code, of agent for service)

The Commission is requested to send copies of all communications to:

David E. Brown, Jr.

Alston & Bird LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

(202) 756-3300

Approximate date of commencement of proposed sale to the public:    From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the state offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

5% Convertible Subordinated Notes due 2008	$85,000,000(1)	100%	$85,000,000	$6,877

Common Stock, $.01 par value per share	12,697,181 shares(3)	— (3)	— (3)	(4)

Common Stock, $.01 par value per share	2,119,367 shares(5)	$9.74(6)	$20,642,635	$2,616

(1)	Represents the aggregate principal amount of the notes issued by the Registrant.
(2)	The Registrant previously paid the Securities and Exchange Commission a filing fee of $6,877 in connection with the initial filing of this registration statement.
(3)	This number represents the number of shares of common stock that are initially issuable upon conversion of the 5% convertible subordinated notes due 2008 registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon the conversion of the notes, the Company calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 149.3786 shares of common stock per each $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $6.6944 per share of common stock. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered includes an indeterminable number of additional shares of common stock that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions affecting the shares to be offered by the selling securityholders. The shares of common stock registered include preferred stock purchase rights attached thereto, for which no separate fee is payable pursuant to Rule 457(i).
(4)	No filing fee is payable with respect to the common stock issuable upon conversion of the notes, under Rule 457(i), because no additional consideration will be received in connection with the conversion privilege.
(5)	This number represents the number of shares of common stock that are issuable in payment of the interest make-whole payment in the event the notes are called for redemption and, in accordance with the indenture, the Company elects to pay such amounts owed in shares of its common stock rather than cash. For purposes of estimating the number of shares of common stock to be included in the registration statement for such payment, the Company assumed that the applicable redemption notice date and redemption date were each February 2, 2004 and used a discount rate equal to 3.02%, the treasury rate on February 2, 2004.
(6)	Determined in accordance with Rule 457(c), the registration fee calculation is based on the average of the high and low prices of the Registrant’s common stock reported on the Nasdaq National Market System on February 2, 2004.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling securityholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion—Dated February 4, 2004

PROSPECTUS

$85,000,000

PTEK Holdings, Inc.

5% Convertible Subordinated Notes

due August 15, 2008,

12,697,181 Shares of Common Stock Issuable

Upon Conversion of the Notes

and

2,119,367 Shares of Common Stock Issuable

in Payment of the Interest Make-Whole Payment

We issued the notes offered by this prospectus in a private placement in August 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from the sale of the notes or the shares of common stock offered by the selling securityholders pursuant to this prospectus. The selling securityholders, and the maximum amount of securities that they may offer, are identified beginning on page 63 of this prospectus.

This prospectus may also be used by us

•	to issue shares of our common stock to our noteholders in payment of the interest make-whole payment in the event the notes are called for redemption; and

•	to issue shares of our common stock pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption, conversion or exchange of the notes.

We will not receive any proceeds from shares issued in payment of the interest make-whole payment. Proceeds we receive pursuant to any standby agreement will be used by us to make cash payments required upon the call, redemption, conversion or exchange of the notes.

You may convert the notes into our common stock at any time before their maturity unless we have previously redeemed or repurchased them. The notes will be due on August 15, 2008. The conversion rate is 149.3786 shares of common stock per each $1,000 principal amount of notes, subject to adjustment in certain circumstances. This is equivalent to an initial conversion price of approximately $6.6944 per share of common stock.

We will pay interest on the notes on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2004.

The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system.

Our common stock is listed on The Nasdaq National Market under the symbol “PTEK.” On February 2, 2004, the closing reported sales price for our common stock on The Nasdaq National Market was $9.65 per share.

Investing in the notes or our common stock involves risks. Please review the “ Risk Factors” beginning on page 6 of this prospectus for a discussion of certain risks that you should consider in connection with an investment in the notes and common stock issuable upon conversion of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

i

PROSPECTUS SUMMARY

Our Company

We are a global provider of outsourced communications services to large- and medium-sized enterprise customers. We have two business units, Premiere Conferencing and Xpedite. Premiere Conferencing offers a variety of audio conferencing and Web-based collaboration services, and Xpedite offers enhanced electronic messaging services through various modalities, including fax, e-mail, wireless and voice. We have a worldwide presence and an established customer base of over 31,000 corporate accounts spanning virtually every major industry, including a majority of the Fortune 500.

A large number of businesses rely on audio and Web conferencing or e-mail, fax, wireless and voice messaging to manage a wide variety of important business communications. The rapid proliferation of these technologies and the growing complexity of service requirements have motivated companies to outsource these managed group communications requirements. In addition, the current geopolitical climate and corporate cost-cutting trends have encouraged companies to replace business travel with more convenient, reliable and economical communications such as conferencing and messaging.

Premiere Conferencing offers a full suite of audio and Web-based collaboration services for all forms of group communications activities, from large events, such as investor relations calls and training sessions, to smaller meetings, such as sales planning calls and project team meetings. Utilizing proprietary software technology, we offer enhanced automated conferencing services through ReadyConference®, operator-assisted conferencing services through PremiereCall and PremiereCall AuditoriumSM and Web-based collaboration services through VisionCast®, ReadyCast® and SoundCast®. Premiere Conferencing hosted approximately three million calls comprising nearly one billion minutes in 2002.

Xpedite offers a comprehensive suite of business services that help businesses manage the electronic delivery of critical time-sensitive information such as mortgage rate updates, equity research reports and regulatory updates to their customers, trading partners and constituents. Xpedite also offers transaction-based communications services such as reservation confirmations, proof of delivery notices, lab results, subscription renewal notices, account statements, invoices and collection notices. Xpedite’s product lines include faxREACHSM for enhanced fax messaging, messageREACH® for e-mail and wireless messaging, and voiceREACH® for voice messaging. Through these product lines, Xpedite helps companies acquire and retain customers and automate their core business processes. Xpedite is the largest provider of fax messaging services worldwide, and it is successfully marketing additional value-added services to new and existing customers. Xpedite processed more than two billion messages in 2002 through its proprietary communications platform.

Each of our business units markets its services primarily through a globally distributed direct sales force focused on enterprise customers. We employ nearly 550 sales professionals around the world. In addition, we deploy more than 750 customer service professionals in local markets who are responsible for managing relationships and selling additional value-added services. Premiere Conferencing has over 10,000 domestic and international corporate accounts, supporting over 110,000 active conferencing hosts. Xpedite has more than 21,000 corporate accounts worldwide.

Recent Developments

On November 24, 2003, we entered into a three-year, senior secured revolving credit facility with LaSalle Bank National Association, as agent. The credit agreement provides for borrowings of up to $60.0 million and is subject to customary covenants for secured credit facilities of this nature. Proceeds drawn under the credit agreement may be used for refinancing of existing debt, working capital, capital expenditures, acquisitions and other general corporate purposes. The annual interest rate applicable to borrowings under the credit agreement is, at our option, the base rate (the greater of the overnight federal funds rate plus 0.5% or the LaSalle Bank prime rate) or LIBOR, plus, in each case, an applicable margin which will vary based upon our leverage ratio at the end of each fiscal quarter. Currently, the applicable margin with respect to base rate loans is 0.75% and the applicable margin with respect to LIBOR loans is 2.25%. As of December 15, 2003, we have borrowed $15.0 million and have approximately $4.8 million in letters of credit outstanding under the credit facility.

On December 15, 2003, we completed a partial redemption of $25.0 million in principle amount of our convertible notes due July 1, 2004. The current principal amount outstanding for the 2004 notes is $15.0 million.

Our principal executive offices are located at 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, and our telephone number is (404) 262-8400. We maintain a website on the Internet at www.ptek.com. Our Internet website, and the information contained on it, are not to be considered part of this prospectus.

SUMMARY OF THE NOTES

For a more complete understanding of the notes, please refer to the section of this prospectus entitled “Description of the Notes.” For purposes of the description of the notes included in this prospectus, references to “PTEK,” “we,” “our,” and “us” refer only to PTEK Holdings, Inc. and not to its subsidiaries.

Maturity Date	August 15, 2008, unless earlier converted, redeemed or repurchased.

Interest	The annual interest rate is 5%. Interest is payable on February 15 and August 15 of each year, beginning February 15, 2004.

Conversion	The notes are convertible at the option of the holder into common stock at a conversion rate of 149.3786 shares of common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $6.6944 per share of common stock. The conversion rate is subject to adjustment to prevent dilution upon the occurrence of events set forth in the section “Description of Notes—Conversion.” You may convert the notes at any time on or before the close of business on the maturity date.

Subordination	The notes are unsecured and subordinated to our present and future senior indebtedness, as that term is defined in this prospectus. As of December 15, 2003, we had approximately $0.1 million of obligations outstanding that constitute senior indebtedness. The notes are also structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of December 15, 2003, our subsidiaries had approximately $5.6 million of structurally senior indebtedness and other liabilities outstanding. The indenture under which the notes were issued does not restrict our incurrence of indebtedness, including senior indebtedness, or our subsidiaries’ incurrence of indebtedness.

Sinking Fund	None.

Provisional Redemption	We may redeem the notes, in whole or in part, at any time prior to maturity at a redemption price equal to $1,000 per $1,000 principal amount of the notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if:

• the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice; and

• the shelf registration statement covering resales of the notes and shares of common stock issuable upon conversion of the notes is effective and available for use and is expected to remain effective and available for use for the 30 days following the provisional redemption date, unless registration is no longer required.

We will make an interest make-whole payment in cash, or at our option, in our common stock with respect to the notes called for provisional redemption. The interest make-whole payment would be equal to the present value of the aggregate amount of interest that would otherwise have accrued from the provisional redemption date through the maturity date. The present value will be calculated using the published rate of United States Treasury securities with a constant maturity having a term nearest in length to that equal to the period from the date on which notice of the provisional redemption is tendered through the maturity date of the notes.

We are obligated to make this interest make-whole payment on all notes called for provisional redemption, including any notes converted after the notice date and before the provisional redemption date. See “Description of Notes—Provisional Redemption.”

The interest make-whole payment will be payable in cash or, at our option, subject to certain conditions, in our common stock or a combination thereof. The number of shares of our common stock will equal the amount of the make-whole payment divided by 95% of the average closing sales price for the five consecutive trading days ending on and including the third day prior to the provisional redemption. We will specify in the notice of provisional redemption whether the interest make-whole will be made in cash or our common stock or a combination thereof.

Global Note; Book Entry System	The notes were issued in fully registered form without interest coupons and in minimum denominations of $1,000. The notes are evidenced by global notes deposited with the trustee for the notes, as custodian for The Depository Trust Company, or DTC. Beneficial interests in the global notes are shown on, and transfer of those beneficial interests are effected only through, records maintained by DTC and its participants.

Repurchase at Your Option Upon a Change in Control	Upon the occurrence of a change in control of our company, as defined in the section “Description of Notes—Repurchase at Your Option Upon a Change in Control” of this prospectus, you may require us to purchase your notes at 100% of the principal amount of the notes, plus any unpaid interest accrued up to the repurchase date. The repurchase price is payable in cash or, at our option, in shares of our common stock (valued at 95% of the average of the closing prices of our common stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date).

Use of Proceeds	We will not receive any proceeds from the sale by any selling securityholders of the notes or the shares of common stock issuable upon conversion of the notes.

Events of Default	The following are events of default under the indenture for the notes:

	•	we fail to pay the principal of any notes when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

	•	we fail to pay any interest (including liquidated damages, if any) on the notes when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

	•	we fail to perform or observe any other term, covenant or agreement contained in the notes or the indenture and that failure continues for 45 days after written notice to us by the trustee or to us and a responsible officer of the trustee by the holders of 25% in aggregate principal amount of outstanding notes;

	•	we fail to pay the repurchase price in respect of the notes on the repurchase date, whether or not such payment is prohibited by the indenture’s subordination provisions;

	•	we fail to give the required notice if a change in control of our company occurs;

	•	we fail to pay by the end of any applicable grace period, after the maturity of any indebtedness for money borrowed by us or our significant subsidiaries, as that term is defined in the indenture, in excess of $10.0 million if the indebtedness is not discharged, or, if such indebtedness has been accelerated, such acceleration is not annulled, within 30 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes; and

• events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the indenture.

Trading	The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system and we cannot guarantee the liquidity or the development of any trading market for the notes. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange. Our common stock is listed on The Nasdaq National Market under the symbol “PTEK.”

Risk Factors	You should read “Risk Factors” beginning on page 6 of this prospectus so that you understand the risks associated with an investment in the notes and common stock.

RISK FACTORS

Risks Relating to Our Industry

The markets for our products and services are intensely competitive, and we may not be able to compete successfully against existing and future competitors which may make it difficult to maintain or increase our market share and revenues.

The markets for our products and services are intensely competitive, and we expect competition to increase in the future. For information regarding the markets in which each of our business units compete, see the section entitled “Business – Competition” in our annual report. Many of our current and potential competitors, such as major telecommunications service providers, have longer operating histories, greater name recognition, more robust product offerings, more comprehensive support organizations, larger customer bases and substantially greater financial, personnel, marketing, engineering, technical and other resources than we do. As a result, our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer demands. They may also be able to devote greater resources than we can to the development, promotion and sale of their products and services. We believe that our current competitors are likely to expand their product and service offerings and new competitors are likely to enter our markets. Acquisitions or strategic alliances, including those among existing and new competitors or their attempts to integrate their products and services, may result in greater competition. For example, several independent conferencing companies have recently been acquired by larger companies, including the acquisitions of InterCall and ConferenceCall.com by West Corporation and the acquisition of PlaceWare, Inc. by Microsoft Corp. and subsequent integration of PlaceWare’s services into Microsoft Office System. Increased competition could result in price pressure on our products and services and a decrease in our market share in the various markets in which we compete, either of which could hinder our ability to grow our revenues.

Technological changes and the development of alternatives to our products and services may cause us to lose customers and market share and may hinder our ability to maintain or grow our revenues.

The market for our products and services is characterized by rapid technological change, frequent new product introductions and evolving industry standards. We expect new products and services, and enhancements to existing products and services, to be developed and introduced that will compete with our products and services. Technological advances may result in the development and commercial availability of alternatives to or new methods of delivering, our products and services and pricing options that could be more attractive to our customers. These developments could cause our existing products and services to become obsolete, result in significant pricing pressure on our products and services or allow our existing and potential customers to meet their own telecommunications needs without using our services. For example, if customers more rapidly adopt Internet protocol (“IP”)-based conferencing services or IP-based PBX systems, our results of operations could be adversely affected. We do not typically have long-term contractual agreements with our customers, and any of these developments could result in significant customer loss.

We must continually introduce new products and services in response to technological changes, evolving industry standards and customer demands for enhancements to our existing products and services. For example, in response to evolving industry standards, we recently released fax2MAIL, secureMAIL, and enhancements to our messageREACH, voiceREACH, and PremiereCall Auditorium services, but these products and services may not be as successful as those of our competitors. We will not be able to gain market share and increase our revenues if we are unable to develop new products and services, or if we experience delays in the introduction of new products and services. Our ability to successfully develop and market new products and services and enhancements that respond to technological changes, evolving industry standards or customer demands, is dependent on our ability to:

•	foresee changes in industry standards;

•	anticipate and apply advances in technologies;

•	enhance our software, applications, equipment, systems and networks; and

•	attract and retain qualified and creative technical personnel.

We are subject to pricing pressures for our products and services which could cause us to lose market share and decrease revenues and profitability.

We compete for customers based on several factors, including price. A decrease in the rates charged for communications services by our competitors could cause us to reduce the rates we charge for our products and services. If we cannot compete based on price, we may lose market share. If we reduce our rates without increasing our volume or our market share, our revenues could decrease. For example, in 2002, increased competition and decreased demand for Xpedite’s traditional or “legacy” store and forward fax business resulted in a decrease in Xpedite revenue. Further, if we reduce our rates and our costs of providing our products and services do not decrease proportionately, or if they increase, this could have a material adverse effect on our results of operations.

Continuing softness in the economy has resulted, and may continue to result, in adverse effects on the telecommunications industry.

The downturn in general economic conditions, including the telecommunications services industry, has forced several of our customers and suppliers, including MCI and Global Crossing, to file for protection from creditors under the United States Bankruptcy Code or to reconfigure their capital structure. Some of these companies had significant debt servicing requirements and were unable to generate sufficient cash from operations to both service their debt and to maintain their business operations. We cannot assure you that our customers or suppliers will remain financially viable, or that the measures we follow will be effective. If general economic conditions in the United States remain at current levels for an extended period of time or worsen, our business could be adversely affected.

Risks Relating to Our Business

Our future success depends on market acceptance of our new products and services.

Market acceptance of our new products and services often requires that individuals and enterprises accept new ways of communicating and exchanging information. A decline in the demand for, or the failure to achieve broad market acceptance of, our new products and services could hinder our ability to maintain and increase our revenues. We believe that broad market acceptance of our new products and services will depend on several factors, including:

•	ease of use;

•	price;

•	reliability;

•	accessibility to our services;

•	quality of service;

•	system security;

•	product functionality; and

•	the effectiveness of our strategic marketing and sales efforts and distribution relationships.

If we do not meet these challenges, our new products and services may not achieve broad market acceptance or market acceptance may not occur quickly enough to justify our investment in these products and services.

Concerns regarding security of transactions and transmitting confidential information over the Internet may have an adverse impact on the market acceptance of our Web-enabled products and services.

The concern regarding the security of confidential information transmitted over the Internet may prevent many potential customers from using Internet-related products and services. If our Web-enabled products and services, such as messageREACH, do not include sufficient security features, our Web-enabled products and services may not gain market acceptance, or we may experience legal exposure. Despite the measures we have taken, our infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person circumvents our security measures, he or she could misappropriate proprietary information or cause interruption in our operations. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability. We may be required to make significant investments in efforts to protect against and remedy these types of security breaches. Additionally, as electronic commerce becomes more widespread, our customers will become more concerned about security. If we are unable to adequately address these concerns, we may be unable to sell our Web-enabled products and services.

If our quarterly results do not meet the expectations of public market analysts and investors, our stock price may decrease.

Our quarterly revenues are difficult to forecast because the market for our services is rapidly evolving. Our expense levels are based, in part, on our expectations as to future revenues. If our revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately, and our operating results would likely be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. It is likely that in some future quarter our operating results will fail to meet the expectations of public market analysts and investors. In this event, the market price of our common stock will likely decline.

Our operating results have varied significantly in the past and may vary significantly in the future. Specific factors that may cause our future operating results to vary include:

•	the unique nature of strategic relationships into which we may enter in the future;

•	the financial performance of our strategic partners;

•	fluctuations in operating expenses;

•	the reliability and performance of our products and services;

•	the timing of new product and service announcements;

•	market acceptance of new and enhanced versions of our products and services;

•	the success or failure of past or potential future acquisitions;

•	changes in legislation and regulations that may affect the competitive environment for our products and services; and

•	general economic and seasonal factors.

One of our customers accounts for a significant amount of revenues, and any loss of business from that customer may hurt our financial performance and cause our stock price to decline.

Premiere Conferencing has historically relied on sales to a particular customer, IBM, for a significant portion of its revenue. Of our consolidated revenues from continuing operations, sales to IBM accounted for approximately 5% in 2000, 10% in 2001 and 12% in 2002. Of Premiere Conferencing’s consolidated revenue from continuing operations, sales to IBM accounted for approximately 22% in 2000, 29% in 2001 and 29% in 2002. Premiere Conferencing’s relationship with IBM may not continue at historical levels, and there is no long-term price protection for services provided to IBM. A loss in revenues from IBM or diminution in the relationship with IBM, or a decrease in average sales price without an offsetting increase in volume, could have a material adverse effect on our business, financial condition and results of operations.

If we do not attract and retain highly qualified and creative technical and support personnel, we may not be able to sustain or grow our business.

We believe that to be successful we must hire and retain highly qualified and creative engineering, product development and customer support personnel. Competition in the recruitment of highly qualified and creative personnel in the information and telecommunications services industry is intense. We have in the past experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled technical employees with appropriate qualifications. We may not be able to retain our key technical employees and we may not be able to attract qualified personnel in the future. If we are not able to locate, hire and retain qualified technical personnel, we may not be able to sustain or grow our business.

Our business may suffer if we do not retain the services of our chief executive officer.

We believe that our continued success will depend to a significant extent upon the efforts and abilities of Boland T. Jones, our Chairman and Chief Executive Officer. The familiarity of Mr. Jones with the markets in which we compete and emerging technologies, such as the Internet, makes him critical to our success.

If we cannot successfully integrate new technologies, products, services and systems, we may not generate sufficient revenues and operational synergies may not develop.

We continuously integrate new technologies, products, service offerings and systems. We have experienced and may continue to experience difficulty integrating new technologies into our networks. For example, conversion issues in the integration of voice-over-IP (“VoIP”) delivery into our fax2MAIL service caused a delay in the general availability release of this service. In addition, we experienced system integration issues resulting in higher than normal telecommunications costs and some service outages associated with the transitioning of services off the Cable & Wireless USA (“C&W”) network following the C&W acquisition in January 2003. If we cannot successfully integrate new technologies, products, services and systems, we may not generate sufficient revenues and operational synergies may not develop.

Downtime in our network infrastructure could result in the loss of significant customers.

We currently maintain facilities with telecommunications equipment that routes telephone calls and computer telephony equipment in locations throughout the world. The delivery of our products and services is dependent, in part, upon our ability to protect the equipment and data at our facilities with telecommunications equipment that routes telephone calls against damage that may be caused by fire, power loss, technical failures, unauthorized intrusion, natural disasters, sabotage and other similar events. Despite taking a variety of precautions, we have experienced downtime in our networks from time to time and we may experience downtime in the future. For example, we have suffered and may continue to suffer service interruptions when certain of our telecommunications service providers’ connections drop. In addition, we experienced downtime in our services as a result of the Blaster worm virus in August 2003 and some service outages in the transitioning of services off the C&W network following the C&W acquisition. These types of service interruptions could result in the loss of significant customers, which could cause us to lose revenues. We take substantial precautions to protect ourselves and our customers from events that could interrupt delivery of our services. These precautions include physical security systems, uninterruptible power supplies, on-site power generators, upgraded backup hardware, fire protection systems and other contingency plans. In addition, some of our networks are designed so that the data on each network server is duplicated on a separate network server. We also maintain business interruption insurance providing for aggregate coverage of approximately $115.0 million per policy year. However, we may not be able to maintain insurance for this risk in the future, or it may not continue to be available at reasonable prices. Even if we maintain insurance for this risk, it may not be sufficient to compensate us for losses that we experience due to our inability to provide services to our customers.

If we fail to predict growth in our network usage and add needed capacity, the quality of our service offerings may suffer.

As network usage grows, we will need to add capacity to our hardware, software and facilities with telecommunications equipment that route telephone calls. This means that we continuously attempt to predict growth in our network usage and add capacity accordingly. If we do not accurately predict and efficiently manage growth in our network usage, the quality of our service offerings may suffer and we may lose customers.

Our inability to efficiently utilize or renegotiate minimum purchase requirements in our long distance telecommunications supply agreements could decrease our profitability.

Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunications services on favorable terms from telecommunications service providers. Contracts with some of our telecommunications service providers contain minimum purchase requirements through 2006. In addition, certain circuits that we purchase are subject to term requirements, including penalties for early termination of such circuits. The total amount of the minimum purchase requirements in 2002 was approximately $9.1 million, and we incurred metered telecommunications costs in excess of these minimums. It is possible that other suppliers may provide similar services at lower prices and we may not be able to renegotiate our current supply agreements to achieve comparable lower rates. Further, we can give no assurance that we will be able to utilize the minimum amount of services that we are required to purchase under these agreements. If we are unable to obtain telecommunications services on favorable terms, or if we are required to purchase more services than we are able to utilize in running our business, the costs of providing our services would likely increase, which could decrease our profitability and have a material adverse effect on our business, financial condition and results of operations.

Software failures or errors may result in failure of our platforms and/or networks, which could result in increased costs and lead to interruptions in our services and losses of significant customers and revenues.

The software that we have developed and utilize in providing our products and services may contain undetected errors. Although we generally engage in extensive testing of our software prior to introducing the software onto any of our networks and/or other equipment, errors may be found in the software after the software goes into use. Any of these errors may result in partial or total failure of our networks, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenues because of the inability of customers to use our networks or the cancellation of services by significant customers. We maintain technology errors and omissions insurance coverage of $50.0 million per policy aggregate. However, we may not be able to maintain insurance for this risk in the future, or it may not continue to be available at reasonable prices. Even if we maintain insurance for this risk, it may not be sufficient to compensate us for losses we experience due to our inability to provide services to our customers.

Interruption in long distance telecommunications services could result in service interruptions and a loss of significant customers and revenues.

Our ability to maintain and expand our business depends, in part, on our ability to continue to obtain telecommunications services on favorable terms from long distance telecommunications service providers. We do not own a transmission network. As a result, we depend on MCI, AT&T and other providers for transmission of our customers’ long distance telecommunications services. These long distance telecommunications services generally are procured under supply agreements with multi-year terms, some of which are subject to various early termination penalties and minimum purchase requirements. We have not experienced significant losses in the past due to interruptions of long distance telecommunications services, but we might experience these types of losses in the future.

The partial or total loss of our ability to receive or terminate telephone calls could result in service interruptions and a loss of significant customers and revenues.

We depend on local phone companies that provide local transmission services, known as local exchange carriers, for call origination and termination. The partial or total loss of the ability to receive or terminate calls could result in service interruptions and a loss of significant customers and revenues. We have not experienced significant losses in the past due to interruptions of service at originating or terminating carriers, but we might experience these types of losses in the future.

If the delivery of our e-mail messages is limited or blocked, demand for our services may decline.

We depend on our ability to deliver e-mails over the Internet through Internet service providers and private networks. Internet service providers are able to block messages from reaching their users and we do not have, nor are we required to have, agreements with any Internet service providers to deliver e-mails to their customers. As a result, we could experience periodic temporary blockages of our delivery of e-mails to their customers, which would limit the effectiveness of our e-mail marketing. Some Internet service providers also use proprietary technologies to handle and deliver e-mail. If Internet service providers materially limit or block the delivery of our e-mails, or if our technology fails to be compatible with these Internet service providers’ e-mail technologies, then our business, results of operations or financial condition could be materially and adversely affected. In addition, the effectiveness of e-mail marketing may decrease as a result of increased consumer resistance to e-mail marketing in general.

Our inability to resolve pending billing disputes with MCI could result in significant costs or service disruptions.

We purchase telecommunications and other network services from MCI under numerous transmission agreements. Currently, we have several significant outstanding disputes with MCI regarding the charges billed by MCI under those agreements. We have asserted that MCI and its affiliates owe us credits exceeding $16.0 million. MCI, in turn, has disputed a portion of those credits claimed by us. If we are unable to resolve our billing dispute with MCI or are required to pay MCI an amount greater than is accrued, our financial condition and results of operations could be materially impacted. On October 22, 2003, MCI filed a supplement to its Second Amended Joint Plan of Reorganization, or Plan, under Chapter 11 of the United States Bankruptcy Code. The Plan supplement provides that the settlement agreement and mutual release between us and MCI, dated April 7, 2000, is added to the list of executory contracts that MCI intends to reject pursuant to the terms of the Plan and the Bankruptcy Code. As a party to a rejected executory contract, we may be entitled to damages from MCI for, among other things, breach of contract; however, such a claim, if allowed, would likely be treated as a general unsecured claim under the Plan. We cannot provide assurance that we will be able to resolve our billing disputes with MCI or that we will be successful in asserting any rights of set-off against amounts due to us from MCI. If we are unable to resolve our billing dispute with MCI or if the date for the rejection of our existing telecommunication service agreements is effective prior to renegotiation of these agreements with MCI or migration of traffic to an alternate provider, we could experience increased costs and/or interruptions in service, which could adversely affect our customer relationships, customer retention and results of operations.

Technological obsolescence of our equipment could result in substantial capital expenditures.

Technological advances may result in the development of new equipment and changing industry standards, which could cause our equipment to become obsolete. These events could require us to invest significant capital in upgrading or replacing our equipment. For example, we are currently in the process of introducing IP-based equipment into our bridges and may need to increase our number of ports if adoption of VoIP is more rapid than expected.

Our financial performance could cause future write-downs of goodwill or other intangible assets in future periods.

We adopted SFAS No. 142, “Accounting for Goodwill and Other Intangible Assets,” effective January 1, 2002. With the adoption of SFAS No. 142, we ceased amortizing approximately $123.1 million of goodwill. In lieu of amortization, we were required to perform an initial impairment review of our goodwill in 2002 and will be required to perform an annual impairment review thereafter. The review in 2002 resulted in an impairment of certain other intangible assets at Xpedite of approximately $3.2 million. Subsequent reviews could result in impairment write-downs to goodwill and/or other intangible assets. As of September 30, 2003, we had $26.1 million of other intangible assets reflected on our financial statements for which amortization will continue.

We could be required to make payments in the future in connection with the sale of our Voicecom business unit.

In connection with the sale of our Voicecom business unit in March 2002, we agreed to retain certain liabilities relating to our operation of the unit prior to the closing of the transaction, including liabilities for certain taxes, contingent liabilities, litigation claims, and unknown liabilities. As a result, we could incur a liability in the future related to these retained liabilities. In addition, pursuant to the transaction, the buyer assumed or subleased substantially all of the real estate utilized in our Voicecom business unit. The buyer also committed to buy certain telecommunications and other services and to manage and utilize certain regulated and other assets held by our Voicecom operating subsidiaries. As of December 15, 2003, Voicecom owes one of our affiliates approximately $4.9 million for telecommunication services. An affiliate of the buyer guaranteed the timely payment of a substantial portion of these Voicecom liabilities. Of the Voicecom liabilities, approximately $0.1 million as of December 15, 2003 represents capital leases guaranteed by us. Accordingly, in the event the buyer or buyer’s affiliate fails to make payments as required, we could be required to make significant payments in the future.

Our pending shareholder litigation in the United States District Court for the Northern District of Georgia could be costly, time consuming and a diversion to management and, if adversely determined, could result in substantial liabilities.

A lawsuit was filed on November 4, 1998 against the Company and certain of its officers and directors in the Southern District of New York. Plaintiffs are shareholders of Xpedite who acquired common stock of the Company. For a description of this shareholder litigation, please see Part II, Item 1. “Legal Proceedings” of our Form 10-Q for the quarter ended September 30, 2003. Regardless of the ultimate outcome, this matter could be costly, time consuming and a diversion to management and other resources. If the outcome of this matter is adverse to us, it could result in substantial damages.

Our Articles of Incorporation and Bylaws and Georgia corporate law may inhibit a takeover which may not be in the interests of shareholders.

There are several provisions in our Articles of Incorporation, which we refer to as our Articles, and our Amended and Restated Bylaws, which we refer to as our Bylaws, and Georgia corporate law that may inhibit a takeover, even when a takeover may be in the interests of our shareholders. For example, our Board of Directors is empowered to issue preferred stock without shareholder action. The existence of this “blank-check” preferred stock could render more difficult or discourage an attempt to obtain control of PTEK by means of a tender offer, merger, proxy contest or otherwise. Our Articles also divide the Board of Directors into three classes, as nearly equal in size as possible, with staggered three-year terms. The classification of the Board of Directors could make it more difficult for a third party to acquire control of PTEK because our shareholders elect only one-third of the members of the Board of Directors each year. We are also subject to provisions of the Georgia Business Corporation Code that relate to business combinations with interested shareholders, which can serve to inhibit a takeover. In addition to considering the effects of any action on us and our shareholders, our Articles permit our Board of Directors and the committees and individual members of the Board to consider the interests of various constituencies, including employees, customers, suppliers, and creditors, communities in which we maintain offices or operations, and other factors which they deem pertinent, in carrying out and discharging their duties and responsibilities and in determining what is believed to be in our best interests.

Our rights plan may also inhibit a takeover which may not be in the interests of shareholders.

On June 23, 1998, our Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of common stock. Each right entitles the registered holder to purchase one one-thousandth of a share of Series C Junior Participating preferred stock at a price of sixty dollars per one-thousandth of a share of Series C Junior Participating preferred stock, subject to adjustment. The rights may have anti-takeover effects because they will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. However, the rights should not interfere with any merger, statutory share exchange or other business combination approved by the Board of Directors since the rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by us that a person has become an acquiring person. The rights are intended to encourage persons who may seek to acquire control of us to initiate an acquisition through negotiations with the Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities, or seeking to obtain control of us.

Risks Related to Possible Future Acquisitions

We may decide to pursue future acquisitions, and we may face risks in acquiring and integrating other businesses, products and technologies.

We may decide to pursue future acquisitions of businesses, products and technologies that we believe will complement our business. As a result, we regularly evaluate acquisition opportunities, frequently engage in acquisition discussions, conduct due diligence activities in connection with possible acquisitions, and, where appropriate, engage in acquisition negotiations. We may not be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets. In addition, we compete for acquisitions and expansion opportunities with companies that have substantially greater resources, and competition with these companies for acquisition targets could result in increased prices for possible targets. Acquisitions also involve numerous additional risks to us and our investors, including:

•	difficulties in the assimilation of the operations, services, products and personnel of the acquired company;

•	diversion of our management’s attention from other business concerns;

•	entry into markets in which we have little or no direct prior experience;

•	potentially dilutive issuances of equity securities;

•	assumption of known and unknown liabilities; and

•	adverse financial impact from the write-off of software development costs and the amortization of expenses related to goodwill and other intangible assets.

For example, we experienced higher than normal telecommunication costs associated with Xpedite’s C&W acquisition in January 2003 and the transitioning of services off of the C&W network. We also recently entered into the financial supply chain management services market with Xpedite’s acquisition of Linkata Technologies in April 2003. If we fail to adequately manage these acquisition risks, the acquisition may not result in revenue growth, operational synergies or product and service enhancements, which could jeopardize the success of the acquisition.

Risks Related to Intellectual Property

We may not be able to protect our proprietary technology and intellectual property rights, which could result in the loss of our rights or increased costs.

We rely primarily on a combination of intellectual property laws and contractual provisions to protect our proprietary rights and technology, brand and marks. These laws and contractual provisions provide only limited protection of our proprietary rights and technology. If we are not able to protect our intellectual property and our proprietary rights and technology, we could lose those rights and incur substantial costs policing and defending those rights. Our proprietary rights and technology include confidential information and trade secrets that we attempt to protect through confidentiality and nondisclosure provisions in our licensing, services, reseller and other agreements. We typically attempt to protect our confidential information and trade secrets through these contractual provisions for the term of the applicable agreement and, to the extent permitted by applicable law, for some negotiated period of time following termination of the agreement, typically one to two years at a minimum. Our means of protecting our intellectual property, proprietary rights and technology may not be adequate and our competitors may independently develop similar technology. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. Furthermore, some of our systems, such as those used in our document distribution business are not proprietary and, as a result, this information may be acquired or duplicated by existing and potential competitors.

If claims alleging patent, copyright or trademark infringement are brought against us and successfully prosecuted against us, they could result in substantial costs.

Many patents, copyrights and trademarks have been issued in the general areas of information services, telecommunications, computer telephony and the Internet. From time to time, in the ordinary course of our business, we have been and expect to continue to be, subject to third party claims that our current or future products or services infringe the patent, copyright or trademark rights or other intellectual property rights of third parties. If these types of claims are brought, we ultimately may not prevail and any claiming parties may have significantly greater resources than we have to pursue litigation of these types of claims. Any infringement claim, whether with or without merit, could:

•	be time consuming and a diversion to management;

•	result in costly litigation;

•	cause delays in introducing new products and services or enhancements;

•	result in costly royalty or licensing agreements; or

•	cause us to discontinue use of the challenged technology, tradename or service mark at potentially significant expense associated with the marketing of a new name or the development or purchase of replacement technology.

We have received letters from Ronald A. Katz Technology Licensing, L.P., informing us of the existence of its respective patents and the potential applicability of those patents on our products and services. We are currently considering this matter. Certain of our former Voicecom customers have alleged that we are obligated to indemnify them against patent infringement claims made by Katz against such customers. We do not believe that we have an obligation to indemnify such customers. However, due to the inherent uncertainties of litigation, we are unable to predict the outcome of any potential litigation as a result of any of these claims, and any adverse outcome could have a material effect on our business, financial condition and results of operations.

Risks Related to Government Regulation

Recent regulatory changes may discourage certain customers from using our fax and voice messaging services and could adversely impact our results of operations.

Recent legislative and regulatory changes have imposed additional restrictions that may impact the Company’s business. Such changes include the passage of federal legislation to curb unsolicited commercial e-mail, or “spam,” and additional restrictions on telemarketing and advertising via facsimile. Xpedite provides services to customers engaged in fax and e-mail communications and telemarketing. Compliance with the new legislation and regulations could have an adverse impact on the volume of fax, e-mail and voice messages sent utilizing Xpedite’s platforms and amount of revenue generated by Xpedite in the United States. In addition, the Company could be subject to litigation concerning its compliance with these new laws and regulations.

Government regulations in the United States and internationally and the legal uncertainties related to the Internet and electronic communications may adversely affect our demand for our services and place financial burdens on our business related to compliance.

Currently, there are few laws or regulations directed specifically at electronic commerce and the Internet. However, because of the Internet’s popularity and increasing use, new laws and regulations may be adopted in the United States and internationally. These laws and regulations may cover issues such as collection and use of data from Internet website visitors, privacy, e-mail, network and information security, “spamming,” pricing, content, copyrights and other intellectual property, changes in telecommunications regulations, online gambling, distribution and quality of goods and services. The enactment of any additional laws or regulations may impede the growth of the Internet, which could impede the growth of our Web-enabled products and services and place additional financial burdens on our business in order to comply with new laws and regulations.

Laws and regulations directly applicable to electronic commerce or Internet communications are becoming more prevalent. For example, the United States Congress has enacted laws regarding on-line copyright infringement and the protection of information collected on-line from children. Although these laws may not have a direct adverse effect on our business, they add to the legal and regulatory uncertainty regarding the Internet and possible future costs of regulatory compliance.

In addition, our operations may be subject to laws and regulations in the United States and internationally regulating the unsolicited transmission of facsimile communications and e-mail. We monitor such laws and regulations, and our service agreements with customers state that customers are responsible for their compliance with all applicable laws and regulations. We could, nevertheless, be subject to litigation, fines, losses or other penalties under such laws and regulations.

Our failure to comply with various government regulations related to traditional telephone service providers could impair our ability to deliver our products and services.

One of our subsidiaries, Premiere Communications, Inc., provides regulated long distance telecommunications services and is subject to regulation by the FCC and by various state public service and public utility commissions. Premiere Communications is, and our other subsidiaries may be, affected by regulatory decisions, trends and policies made by these agencies. In addition, various international authorities may also seek to regulate, or to impose requirements with respect to, the services provided by Premiere Communications or our other subsidiaries. If Premiere Communications fails to comply with these various government regulations, or if our other subsidiaries were required to submit to the jurisdiction of such government authorities, we could be prohibited from providing portions of our services or we could be subject to fines, forfeitures or other penalties for noncompliance.

We use reasonable efforts to ensure that Premiere Communications’ operations comply with regulatory requirements. Premiere Communications, however, may not be currently in compliance with all FCC and state regulatory requirements. Furthermore, Premiere Communications’ facilities do not prevent its customers from making long distance calls in any state, including states in which it currently is not authorized to provide intrastate telecommunications services. Premiere Communications’ provision of long distance telecommunications services in states where it is not in compliance with public utility commission requirements could result in prohibitions on providing long distance service and subject us to fines, forfeitures or other penalties for noncompliance.

We may become subject to new laws and regulations involving services and transactions in the areas of electronic commerce, which could increase costs of compliance.

In conducting our business, we are subject to various laws and regulations relating to commercial transactions generally, such as the Uniform Commercial Code, and we are also subject to the electronic funds transfer rules embodied in Regulation E promulgated by the Board of Governors of the Federal Reserve System. Congress has held hearings regarding, and various agencies are considering, whether to regulate providers of services and transactions in the electronic commerce market. It is possible that Congress, the states or various government agencies could impose new or additional requirements on the electronic commerce market or entities operating therein. If enacted, these laws, rules and regulations could be imposed on our business and industry and could result in substantial compliance costs.

Risks Related to International Operations and Expansion

Our future success depends on our expansion into international markets and revenue from international operations may not grow enough to offset the cost of expansion.

A component of our strategy is our planned expansion into international markets. Revenue from international operations may not grow enough to offset the cost of establishing and expanding these international operations. We currently deliver multimedia messaging and conferencing services worldwide. While we have significant international experience in the delivery of our multimedia messaging services, we have only limited experience in marketing and distributing our conferencing services. Accordingly, we may not be able to successfully market, sell and deliver our conferencing services in the new international markets.

There are risks inherent in international operations that could hinder our international growth strategy.

Our ability to achieve future success will depend in part on the expansion of our international operations. There are difficulties and risks inherent in doing business on an international level that could prevent us from selling our products and services in other countries or hinder our expansion once we have established international operations, including, among other things, the following:

•	burdensome regulatory requirements and unexpected changes in these requirements;

•	export restrictions and controls relating to technology;

•	tariffs and other trade barriers;

•	difficulties in staffing and managing international operations;

•	longer payment cycles;

•	problems in collecting accounts receivable;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

•	potentially adverse tax consequences.

We could experience losses from fluctuations in currency exchange rates.

Because we conduct business outside the United States, some of our expenses and revenues are derived in foreign currencies. In particular, a significant portion of our multimedia messaging business is conducted outside the United States and a significant portion of our revenues and expenses from that business are derived in foreign currencies. Accordingly, we could experience material losses due to fluctuations in foreign currencies. We have not experienced any material losses from fluctuations in currency exchange rates, but we could in the future. We typically denominate foreign transactions in foreign currency and have not regularly engaged in hedging transactions, although we may engage in hedging transactions from time to time in the future.

Risks Related to the Notes

Increased leverage may harm our financial condition and results of operations.

As of December 15, 2003, we had approximately $115.0 million of outstanding debt, $15.0 million of which related to our convertible notes due 2004 and $85.0 million of which related to our convertible notes due 2008. We have significant interest payment obligations as a result of our existing convertible notes, which we expect to total $0.9 million for the quarter ending December 31, 2003. On November 24, 2003, we entered into a three-year $60.0 million revolving credit facility with LaSalle Bank National Association, as agent. As of December 15, 2003, we have borrowed $15.0 million and have approximately $4.8 million in letters of credit outstanding under the credit facility. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest or amortization required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, acquisitions, capital expenditures, general corporate and other purposes may be limited.

If we cannot service our indebtedness through normal business operations, we may need to explore alternative strategies.

If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes described by this prospectus;

•	to sell selected assets; or

•	to reduce or delay planned capital expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets may not be available on commercially reasonable terms, or at all.

The notes are unsecured and subordinated to existing and future senior indebtedness.

The notes are unsecured and are subordinated in right of payment to all of our existing and future senior indebtedness, as that term is defined in this prospectus. As of December 15, 2003, we had approximately $0.1 million of obligations outstanding that constitute senior indebtedness. The notes are also structurally subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of December 15, 2003, our subsidiaries had approximately $5.6 million of structurally senior indebtedness and other liabilities outstanding.

By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. In addition, we will not make any payments on the notes in the event of payment defaults on our senior indebtedness or other specified defaults on our designated senior indebtedness.

We may incur additional debt which could affect our ability to pay our obligations on the notes.

We may incur additional indebtedness in the future. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries. For example, we recently entered into a $60.0 million credit facility senior to the notes. If we incur additional debt, our ability to pay our obligations on the notes could be adversely affected.

Our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay the principal, interest and other amounts due on the notes.

We conduct substantially all of our business through our subsidiaries. Our ability to meet our cash obligations in the future will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make these distributions is and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. The indenture governing the notes does not limit the ability of our subsidiaries to incur such restrictions in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of the notes to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. The notes, therefore, are structurally subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors have a claim.

We may not have sufficient cash to purchase the notes, if required, upon a change in control of our company.

You may require us to purchase all or any portion of your notes upon the occurrence of a change in control of our company, as that term is defined in this prospectus. We may not have sufficient cash funds to purchase the notes upon such a change in control of our company. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from purchasing the notes, we could seek consent from our lenders to purchase the notes. If we are unable to obtain their consent, we could attempt to refinance the notes. Alternatively, we have the option to pay the repurchase price in shares of our common stock (valued at 95% of the average of the closing prices of our common stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date), but if our stock price is too low, this may not be a feasible alternative. If we were unable to obtain a consent or refinance, or if our stock price is too low we would be prohibited from purchasing the notes. If we were unable to purchase the notes upon a change in control of our company, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then existing debt. In addition, the occurrence of the change in control of our company may be an event of default under our other debt. As a result, we could be prohibited from paying amounts due on the notes under the subordination provisions of the indenture.

There is no public market for the notes, and the resale of the notes is subject to uncertainties regarding the existence of any trading market for the notes.

The notes issued in the private placement are eligible for trading in The PORTAL Market of the National Association of Securities Dealers, Inc. The notes sold using this prospectus, however, will no longer be eligible for trading in The PORTAL Market. We do not intend to list the notes on any other national securities exchange or automated quotation system.

Moreover, even if you are able to sell your notes, we cannot assure you as to the price at which any sales will be made. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock, the market for similar securities and the prospects for companies in our industries. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions, which may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

We may not be able to refinance or restructure the notes if required or if we so desire.

We may need or desire to refinance all or a portion of the notes at maturity. We cannot assure you that we will be able to refinance the notes on commercially reasonable terms, if at all. If we are not able to refinance the notes on terms favorable to us, we may not have sufficient funds to pay the principal amount in cash when due.

FORWARD LOOKING STATEMENTS

When used in this prospectus and elsewhere by management or PTEK from time to time, the words “believes,” “anticipates,” “expects,” “will” “may,” “should,” “intends,” “plans,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements concerning our operations, economic performance and financial condition. These include, but are not limited to, forward-looking statements about our business strategy and means to implement the strategy, our objectives, the amount of future capital expenditures, the likelihood of our success in developing and introducing new products and services and expanding our business, and the timing of the introduction of new and modified products and services. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control, and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in our forward-looking statements, including the following factors:

•	Our ability to respond to rapid technological change, the development of alternatives to our products and services and the risk of obsolescence of our products, services and technology;

•	Market acceptance of new products and services;

•	Our ability to manage our growth;

•	Costs or difficulties related to the integration of businesses and technologies, if any, acquired or that may be acquired by us may be greater than expected;

•	Expected cost savings from past or future mergers and acquisitions may not be fully realized or realized within the expected time frame;

•	Revenues following past or future mergers and acquisitions may be lower than expected;

•	Operating costs or customer loss and business disruption following past or future mergers and acquisitions may be greater than expected;

•	The success of our strategic relationships, including the amount of business generated and the viability of the strategic partners, may not meet expectations;

•	Possible adverse results of pending or future litigation or adverse results of current or future infringements claims;

•	Our ability to service or repay all or a portion of our convertible notes issued to the public, a portion of which mature on July 1, 2004 and the remainder of which mature on August 15, 2008;

•	The failure of the purchaser to pay the liabilities assumed in, or incurred after, the sale of the Voicecom business unit;

•	Our services may be interrupted due to failure of the platforms and network infrastructure utilized in providing our services;

•	Our services may be interrupted and our costs may increase due to the filing by MCI and Global Crossing for protection under Chapter 11 of the United States Bankruptcy Code and MCI’s notice of rejection of some (if not all) of our telecommunication service agreements;

•	Competitive pressures among communications services providers, including pricing pressures, may increase significantly, particularly after the emergence of MCI and Global Crossing from protection under Chapter 11 of the United States Bankruptcy Code;

•	Domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized;

•	Risks associated with expansion of our international operations;

•	General economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected;

•	Legislative or regulatory changes, such as the recent Federal Communications Commission’s revisions to the rules interpreting the Telephone Consumer Protection Act of 1991, may adversely affect the businesses in which we are engaged;

•	Changes in the securities markets may negatively impact us;

•	Increased leverage in the future may harm our financial condition and results of operations;

•	Our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness;

•	Factors described under the caption “Risk Factors” beginning on page 6 of this prospectus; and

•	Factors described from time to time in our press releases, reports and other filings made with the Securities and Exchange Commission, or the SEC.

We caution that these factors are not exclusive. Consequently, all of the forward-looking statements made in this prospectus and in other documents filed with the SEC are qualified by these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We take on no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this prospectus, or the date of the statement, if a different date.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratios of earnings to fixed charges for the periods indicated:

	Nine months ended September 30,		Years ended December 31,
	2002	2003	2002	2001	2000	1999	1998
Ratio (1)	2.14x	2.86x	2.12x	(2)	(2)	2.98x	(2)

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income tax expense, plus fixed charges. Fixed charges consist of:

•	interest expense, which includes interest on capitalized leases and amortization of deferred financing costs, whether expensed or capitalized, and

•	one-fourth of rental expense, deemed representative of that portion of rental expense estimated to be attributable to interest.

(2)	Our pre-tax income from continuing operations was inadequate to cover fixed charges for the years ended December 31, 1998, 2000 and 2001 by approximately $86.4 million, $41.9 million and $234.6 million, respectively.

USE OF PROCEEDS

We will not receive any proceeds from the sale by any selling securityholder of the notes or the shares of common stock issuable upon conversion of the notes. We will not receive any proceeds from shares issued in payment of the interest make-whole payment. Proceeds received by us pursuant to any standby agreement with any underwriter in connection with the call, redemption, conversion or exchange of the notes will be used by us to make cash payments required upon such call, redemption, conversion or exchange.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of August 12, 2003, between our company and SunTrust Bank, as trustee. The terms of the notes include those stated in the indenture and those stated in the registration rights agreement entered into as of August 12, 2003 between the initial purchasers in such offering and us. For the purposes of this “Description of Notes” section, references to “PTEK,” “we,” “our,” and “us” refer only to PTEK Holdings, Inc. and not to its subsidiaries, references to “the notes” refer to the notes being registered hereby and references to “common stock” refer to our common stock, par value $0.01 per share.

The following summaries of provisions of the notes, the indenture and the registration rights agreement do not purport to be complete and you should refer to and read these summaries together with the notes, the indenture and the registration rights agreement, including the definitions therein of terms which are not otherwise defined in this prospectus. The form of note, the indenture and the registration rights agreement are filed as exhibits to our Current Report on Form 8-K, dated August 8, 2003, and incorporated by reference into this prospectus.

General

The notes represent our unsecured general obligations which are subordinate in right of payment to certain of our other obligations as described under “—Subordination.” The aggregate principal amount of the notes is $85,000,000. The notes were issued in fully registered form only in denominations of $1,000 or any multiple thereof and will mature on August 15, 2008 unless earlier repurchased by us at your option upon a change in control of our company as set forth under “—Repurchase at Your Option Upon a Change in Control,” or unless earlier redeemed at our option as set forth under “—Provisional Redemption.”

Interest on the notes began accruing on August 12, 2003 at a rate of 5% per annum, and the interest will be payable semi-annually on February 15 and August 15, commencing on February 15, 2004, to holders of record at the close of business on the preceding February 1 and August 1, respectively. Interest payments are subject to exceptions in the case of conversion, redemption or repurchase of the notes prior to the applicable interest payment date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We are not required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

The notes are convertible into shares of our common stock at any time prior to the close of business on their maturity date, unless previously redeemed or repurchased. The initial conversion price is approximately $6.6944 per share of common stock, which reflects a conversion rate of 149.3786 shares of common stock per $1,000 in principal amount of notes. The initial conversion price is subject to adjustment as described below.

Principal and premium, if any, will be payable, and the notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office we maintain for such purposes in the Borough of Manhattan,

The City of New York, which until otherwise designated shall be an office or agency of the trustee. In addition, we may pay interest by check mailed to such holders or by wire transfer of immediately available funds if such holder has provided us with wire transfer instructions at least 10 business days prior to the payment date.

The indenture does not contain any financial covenants or any restrictions on the payment of dividends, the repurchase of our securities or the incurrence of senior indebtedness (as defined below) or other indebtedness. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction or a change in control of our company except to the limited extent described under “—Repurchase at Your Option Upon a Change in Control.”

No service charge will be made for any registration or transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We are not required to exchange or register the transfer of:

•	any note for a period of 15 days next preceding any selection of the notes to be redeemed,

•	any note or portion thereof selected for redemption,

•	any note or portion thereof surrendered for conversion, or

•	any note or portion thereof surrendered for repurchase and not withdrawn in connection with a change in control of our company.

Provisional Redemption

We may redeem some or all of the notes at any time at a redemption price of $1,000 per $1,000 principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date, plus the interest make-whole payment; provided that:

•	the closing price of our common stock on The Nasdaq National Market has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day immediately before the date of mailing of the redemption notice, and

•	this registration statement covering the notes and the common stock issuable upon conversion of the notes is effective and available for use for the 30 days following the redemption date, unless registration is not required.

The term “interest make-whole payment” means, with respect to the notes to be redeemed on any applicable redemption date, the present value at such redemption date of the aggregate amount of all required interest payments due on such notes through August 15, 2008, computed using a discount rate equal to the treasury rate as of the applicable redemption notice date. We will cause the present value to be calculated and provided to the trustee.

The term “treasury rate” means, as of the applicable redemption notice date, the yield to maturity as of such redemption notice date of United States Treasury securities with a constant maturity most nearly equal to the period from the redemption date to August 15, 2008. However, if the period from such redemption date to August 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The yield of United States Treasury securities compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available prior to such redemption notice date will be used, or, if such Statistical Release is no longer published, any publicly available source of similar market data.

We will pay you any accrued and unpaid interest through the date of redemption as well as the interest make-whole payment on the notes called for provisional redemption, regardless of whether those notes are converted prior to the date of the provisional redemption.

The interest make-whole payment will be payable in cash or, at our option, subject to specific conditions, in our common stock or a combination thereof. The number of shares of our common stock will equal the amount of the interest make-whole payment divided by 95% of the average closing sale price for the five consecutive trading days ending on and including the third day prior to the date of the provisional redemption.

We will send notice of any redemption by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption, or the “redemption date,” to the holder of each note to be redeemed to such holder’s last address as then shown upon the registry books of the registrar. The notice of redemption must state the redemption date, the redemption price and the amount of accrued interest, if any, to be paid. Any notice that relates to a note to be redeemed in part only must state the portion of the principal amount to be redeemed and must state that on and after the redemption date, upon surrender of such note, a new note or notes in principal amount equal to the unredeemed portion thereof will be issued. On and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption, unless we default in our obligations with respect thereto.

No “sinking fund” is provided for the notes, which means that the indenture does not require us to make periodic payments for the redemption or retirement of the notes.

Conversion

You are entitled at any time through the close of business on the final maturity date of the notes, subject to prior redemption or repurchase, to convert your notes or portions thereof, in denominations of $1,000 or multiples thereof, into shares of our common stock, at the initial conversion price of approximately $6.6944 per share of common stock, subject to adjustment as described below. Except as described below, no adjustment will be made on conversion of any notes for interest accrued thereon or for dividends on any common stock issued. If your notes are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, your notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. We are not required to issue fractional shares of our common stock upon conversion of the notes and, in lieu thereof, will pay a cash adjustment based upon the market price of our common stock on the last trading day prior to the date of conversion. A note for which you have delivered a change in control purchase notice exercising your option to require us to repurchase such note may be converted only if such notice is withdrawn by a written notice of withdrawal delivered by you to us prior to the close of business on the business day immediately preceding the date fixed for repurchase.

You may exercise your right of conversion attaching to any note by delivering the note at the specified office of a conversion agent, accompanied by a duly signed and completed notice of conversion, together with any funds that may be required as described in the preceding paragraph. The conversion date shall be the date on which the note, the duly signed and completed notice of conversion, and any funds that may be required as described in the preceding paragraph shall have been so delivered. A holder delivering a note for conversion will not be required to pay any taxes or duties payable in respect of the issue or delivery of our common stock on conversion, but will be required to pay any tax or duty which may be payable in respect of any transfer involved in the issue or delivery of our common stock in a name other than the holder of the note. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

The initial conversion price is generally subject to adjustment under formulae set forth in the indenture upon events which include:

(1)	the issuance of common stock as a dividend or distribution on our common stock,

(2)	subdivisions and combinations of our common stock,

(3)	the issuance to all holders of our common stock of short-term rights or warrants to purchase our common stock at less than the current market price of our common stock,

(4)	the dividend or other distribution to all holders of our common stock of shares of our capital stock other than common stock, or in some cases, evidences of our indebtedness or assets, including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid exclusively in cash,

(5)	dividends or other distributions consisting exclusively of cash to all holders of our common stock,

(6)	the purchase of our common stock pursuant to a tender offer made by us or any of our subsidiaries to the extent that the same involves an aggregate consideration that, together with any cash and the fair market value of any other consideration payable in any other tender offer by us or any of our subsidiaries for common stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made exceeds 10% of our market capitalization on the expiration of such tender offer, and

(7)	payment in respect of a tender offer or exchange offer by a person other than us or any of our subsidiaries in which, as of the closing of the offer, the Board of Directors is not recommending rejection of the offer.

The adjustment referred to in numbers (3) and (4) above relating to rights or warrants will be subject to a readjustment to the extent that any such rights or warrants expire unexercised. The adjustment referred to in number (4) above will not be made with respect to warrants or rights exercisable only following a triggering event and meeting other criteria until the occurrence of such triggering event. The adjustment referred to in number (7) above will only be made if the tender offer or exchange offer is for an amount which increases that person’s ownership of our common stock to more than 25% of the total shares of our common stock outstanding, and only if the cash and fair market value of any other consideration included in such payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in number (7) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause us to engage in any transaction described below in “—Consolidation, Merger or Assumption.”

The indenture provides that if we implement a shareholders’ rights plan, such rights plan must provide that, prior to the rights becoming fully exercisable for the maximum amount of capital stock provided for therein, upon conversion of the notes the holders will receive, in addition to the common stock issuable upon such conversion, such rights whether or not such rights have separated from our common stock at the time of such conversion.

If holders of our common stock are entitled to receive stock, other securities, other property or assets, including cash, with respect to or in exchange for such common stock as a result of:

•	any reclassification or change of our common stock other than changes in par value or resulting from a subdivision or combination, or

•	a consolidation, merger, or combination involving us or a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

the holders of the notes then outstanding will be entitled to convert such notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive had such notes been converted into our common stock immediately prior to such event. In a case in which our shareholders may exercise rights of election as to the stock, other securities or other property or assets, including cash, receivable in connection with such event, we will assume that a holder of the notes would not have exercised any rights of election, and would have received per share the kind and amount received per share by a plurality of non-electing shares.

In the event of a taxable distribution to holders of our common stock or other transaction which results in any adjustment of the conversion price, the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend. In other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock.

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days, in which case we shall give at least 15 days’ notice of such decrease, if our Board of

Directors has made a determination that such decrease would be in our best interests, which determination shall be conclusive. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend, distribution of stock or rights to acquire stock or from any event treated as such for income tax purposes. See “Certain United States Federal Income Tax Consequences.”

No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect. Any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion price will not be adjusted for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

Repurchase at Your Option Upon a Change in Control

The indenture provides that if a change in control of our company occurs, you shall have the right, at your option, to require us to repurchase all of your notes, or any portion thereof that is an integral multiple of $1,000, on the date, referred to as the “repurchase date,” that is 40 calendar days after the date we send notice of a change in control of our company, for cash at a repurchase price equal to 100% of the principal amount of the notes, together with accrued interest, if any, to the repurchase date, referred to herein as the “repurchase price.” However, if a repurchase date is an interest payment date, the semi-annual payment of interest becoming due on such date shall be payable to the holder of record as of the relevant record date.

We may, at our option, in lieu of paying the repurchase price in cash, pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five consecutive trading days ending on and including the third trading day preceding the repurchase date. We may not make payment in our common stock unless we satisfy conditions with respect to such payment as provided in the indenture.

Within 15 calendar days after the occurrence of a change in control of our company, we must mail to all holders of record of the notes a company notice of the occurrence of such change in control of our company and of the repurchase right arising as a result thereof. We must deliver a copy of the company notice to the trustee and cause a copy or a summary of such notice to be published in a newspaper of general circulation in the City of New York. To exercise the repurchase right, you must deliver, on or before the 35th day after the company notice, written notice to us or an agent designated by us for such purpose and to the trustee of your exercise of such right, together with the notes with respect to which the right is being exercised, duly endorsed for transfer.

A “change in control” of our company will be deemed to have occurred when:

•	any “person” or “group,” as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the Exchange Act, is or becomes the “beneficial owner,” as defined in Rules 13d-3 and 13d-5 under the Exchange Act, of shares representing more than 50% of the combined voting power of our then outstanding securities entitled to vote generally in elections of our directors, referred to as the “voting stock,”

•	our shareholders approve any plan or proposal for the liquidation, dissolution or winding up of our company,

•	we (1) consolidate with or merge into any other corporation or any other corporation merges into us, and in the case of any such transaction, our outstanding common stock is changed or exchanged into or for other assets or securities as a result, unless our shareholders immediately before such transaction own, directly or indirectly immediately following such transaction, at least 51% of the combined voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the voting stock immediately before such transaction or (2) convey, transfer or lease all or substantially all of our assets to any person, or

•	at any time continuing directors do not constitute a majority of our Board of Directors or, if applicable, a successor corporation to us.

However, a change in control of our company shall not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control of our company is at least equal to 105% of the conversion price in effect on such day, or

•	in the case of a merger or consolidation, all of the consideration (excluding cash payments for fractional shares) in such merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with such change in control, and as a result of such transaction or transactions such notes become convertible solely into such common stock.

The term “continuing director” means at any date a member of our Board of Directors:

•	who was a member of our board on August 7, 2003, or

•	who was nominated or elected or whose election to our Board of Directors was recommended or endorsed by:

•	at least a majority of the directors who were continuing directors at the time of such nomination or election, or

•	at least a majority of a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed.

Under this definition, if our current Board of Directors were to approve a new director or directors and then resign, no change in control of our company would occur even through the current Board of Director would cease to be in office.

The phrase “all or substantially all” of our assets, as included in the definition of a change in control of our company, is likely to be interpreted by reference to applicable state law at the relevant time, and will be dependent on the facts and circumstances existing at such time. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets has occurred.

If a change in control of our company were to occur, we cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all notes tendered by holders thereof. Any future credit agreements or other agreements relating to other indebtedness, including senior indebtedness, to which we become a party may contain restrictions on or prohibitions of such repurchases. In the event a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we would remain prohibited from purchasing the notes. In such case, our failure to repurchase the notes would constitute an event of default under the indenture whether or not such repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior indebtedness. Moreover, the occurrence of a change in control of our company may in and of itself constitute an event of default under our senior indebtedness. As a result, in each case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the indenture until the senior indebtedness is paid in full.

You will not have the right to require us to repurchase the notes upon a change in control of our company if there has occurred and is continuing an event of default described under “—Events of Default and Remedies,” other than a default in the payment of the repurchase price with respect to such notes on the repurchase date.

The foregoing provisions would not necessarily afford you protection in the event of a highly leveraged transaction, a change in control of our company or other transactions involving us that may adversely affect you. We could, in the future, enter into transactions, including recapitalizations of our company, that may not constitute a change in control of our company but that would increase the amount of senior indebtedness or other indebtedness outstanding at such time. There are no restrictions in the indenture or the notes on the creation of additional senior indebtedness or any other indebtedness of our company or any of our subsidiaries and the incurrence of significant amounts of additional indebtedness could have an adverse impact on our ability to service our debt, including the notes. The notes are subordinate in right of payment to all existing and future senior indebtedness as described under “—Subordination.”

Leveraged transactions sponsored by our management or an affiliate of ours could constitute a change in control of our company that would give rise to the repurchase right. The indenture does not provide our Board of Directors with the right to limit or waive the repurchase right in the event of any such leveraged transaction. The right to require us to repurchase the notes as a result of a change in control of our company could have the effect of delaying, deferring or preventing a change in control of our company or other attempts to acquire control of our company unless arrangements have been made to enable us to repurchase all of the notes at the repurchase date. Consequently, the right may render more difficult or discourage a merger, consolidation or tender offer even if such transaction is supported by our Board of Directors or is favorable to the shareholders, the assumption of control by a holder of a large block of our shares and the removal of incumbent management. The change in control repurchase right, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. Instead, the change in control repurchase right is a standard term contained in other similar debt offerings and the terms of such feature resulted from negotiations between us and the initial purchasers in the initial private placement.

Rule 13e-4 under the Exchange Act requires, among other things, the dissemination of information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

Subordination

The indebtedness evidenced by the notes is, to the extent provided in the indenture, subordinate to the prior payment in full of all senior indebtedness, as defined below, whether presently outstanding or incurred or created in the future. Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the notes is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all senior indebtedness. Moreover, in the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all obligations in respect of such senior indebtedness before the holders of the notes are entitled to receive any payment or distribution in respect thereof.

We may also not make any payment upon or in respect of the notes if:

•	a default in the payment of principal of, premium, if any, interest, or other payment due on senior indebtedness occurs and is continuing beyond any applicable period of grace, or

•	any other default occurs and is continuing with respect to designated senior indebtedness, as defined below, that permits holders of the designated senior indebtedness as to which such default related to accelerate its maturity and the trustee and our company receive a notice of such default, as “payment blockage notice,” from a holder of designated senior indebtedness.

Payments on the notes may and shall be resumed:

•	in case of payment default, on the date on which such default is cured or waived or ceases to exist and

•	in case of a nonpayment default, on the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable payment blockage notice is received.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless:

•	365 days have elapsed since the first day of the effectiveness of the immediately prior payment blockage notice, and

•	all scheduled payments of principal, premium, if any, and interest on the notes that have become due have been paid in full, in cash or in such other form of payment as may be acceptable to the holders thereof, or the trustee or the holders shall not have instituted proceedings to enforce the holders’ right to receive such payments.

No default, whether or not such event of default is on the same issue of designated senior indebtedness, that existed or was continuing on the date of delivery of any payment blockage notice shall be, or be made, the basis for a subsequent payment blockage notice.

The term “senior indebtedness” means the principal of, premium, if any, interest on (including any interest accruing after the filing of a petition by or against us under any bankruptcy law, whether or not allowed as a claim after such filing in any proceeding under such bankruptcy law), and any other payment (including all fees, indemnities and expense reimbursements) due pursuant to, any of the following, whether outstanding on the date of the indenture or thereafter incurred or created:

(1)	all of our indebtedness for money borrowed or evidenced by notes, debentures, bonds or other securities, including, but not limited to, those which are convertible or exchangeable for our securities, and all of our other obligations constituting the deferred purchase price of property or assets,

(2)	all of our indebtedness and other obligations due and owing with respect to letters of credit, including, but not limited to, reimbursement obligations with respect thereto,

(3)	all of our indebtedness or other obligations due and owing with respect to interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts and other similar agreements and arrangements,

(4)	all obligations consisting of commitment or standby fees due and payable to lending institutions with respect to credit facilities or letters of credit available to us,

(5)	all of our obligations under leases required or permitted to be capitalized under generally accepted accounting principles,

(6)	all indebtedness or obligations of others of the kinds described in any of the preceding numbers (1), (2), (3), (4) or (5) assumed by or guaranteed in any manner by us or in effect guaranteed directly or indirectly by us through an agreement to purchase, contingent or otherwise, and all of our obligations under any such guarantee or other arrangements, and

(7)	all renewals, extensions, refundings, deferrals, amendments or modifications of indebtedness or obligations of the kinds described in any of the preceding numbers (1), (2), (3), (4), (5) or (6),

unless in the case of any particular indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement, the instrument or other document creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, obligation, renewal, extension, refunding, amendment, modification or supplement is subordinate to, or is not superior to, or is pari passu with, the notes.

Senior indebtedness shall not include:

•	any of our indebtedness of any kind to any subsidiary of ours, a majority of the voting stock of which is owned, directly or indirectly, by us,

•	indebtedness for trade payables or constituting the deferred purchase price of assets, property or services incurred in the ordinary course of business,

•	any liability for federal, state, local or other taxes owed or owing by us,

•	any indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which such indebtedness or obligation is issued, expressly provide that such indebtedness or obligation does not rank senior in right of payment to the notes, or

•	the notes or our convertible subordinated notes due 2004.

The term “designated senior indebtedness” means all senior indebtedness with respect to which the instrument creating or evidencing the same, the assumption or guarantee thereof or related agreements or documents to which we are a party expressly provides that such senior indebtedness shall be “designated senior indebtedness” for purposes of the indenture. However, such instrument, agreement or other document may place limitations and conditions on the right of holders of such senior indebtedness to exercise the rights of designated senior indebtedness.

In the event that, notwithstanding the foregoing, the trustee or any holder of the notes receives any payment or distribution of our assets of any kind in contravention of any of the terms of the indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the notes before all senior indebtedness is paid in full, in cash or in such other form of payment as may be acceptable to the holders thereof, then such payment or distribution will be held by the recipient in trust for the benefit of the holders of our senior indebtedness. Such payment will be immediately paid over or delivered to the holders of our senior indebtedness or their representative or representatives to the extent necessary to make payment in full, in cash or in such other form of payment as may be acceptable to the holders thereof, of all our senior indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of our senior indebtedness.

We are a holding company with no business operations of our own. We therefore are dependent upon payments, loans, dividends and distributions from our subsidiaries for funds to pay our obligations, including payment of principal of and interest on the notes. The notes are not guaranteed by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and other payments to us by any such subsidiaries are subject to statutory and contractual restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. Any right of ours to receive assets of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that our company is itself recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

As of December 15, 2003, after giving effect to the issuance of the notes and the application of the net proceeds thereof, we had approximately $0.1 million of indebtedness outstanding excluding accrued interest that constitute senior indebtedness. As of December 15, 2003, there was also outstanding approximately $5.6 million of structurally senior indebtedness and other liabilities of our subsidiaries excluding intercompany liabilities. The indenture does not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor does the indenture limit the amount of indebtedness which any subsidiary of ours can create, incur, assume or guarantee.

No provision contained in the indenture or the notes will affect our obligation, which is absolute and unconditional, to pay, when due, principal of, premium, if any, or interest on, the notes. The subordination provisions of the indenture and the notes will not prevent the occurrence of any default or event of default or limit the rights of any holder of the notes to pursue any other rights or remedies with respect to the notes.

As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceedings or an assignment for the benefit of our creditors or a marshaling of assets or liabilities of our company and our subsidiaries, holders of the notes may receive ratably less than other creditors.

Events of Default and Remedies

An event of default is defined in the indenture as being:

•	a default in payment of the principal of, or premium, if any, on the notes, whether or not such payment is prohibited by the subordination provisions of the indenture,

•	default for 30 days in payment of any installment of interest on the notes, whether or not such payment is prohibited by the subordination provisions of the indenture,

•	default by us for 45 days after notice given in accordance with the indenture in the observance or performance of any other covenants in the indenture,

•	default in the payment of the repurchase price in respect of the notes on the repurchase date therefore, whether or not such payment is prohibited by the subordination provisions of the indenture,

•	failure to provide timely notice of a change in control of our company,

•	failure of our company or any “significant subsidiary” (as defined in the indenture) to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used in the indenture means obligations other than non-recourse obligations of, or guaranteed or assumed by, us or any of our significant subsidiaries for borrowed money, in an amount in excess of $10,000,000 and continuance of such failure for 30 days after notice given in accordance with the indenture,

•	default by us or any significant subsidiary with respect to any indebtedness, which default results in the acceleration of indebtedness in an amount in excess of $10,000,000 without such indebtedness having been discharged or such acceleration having been cured, waived, rescinded, or annulled for 30 days after notice given in accordance with the indenture, or

•	events involving bankruptcy, insolvency or reorganization of our company or any significant subsidiary.

The indenture provides that the trustee shall, within 90 days after the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it, but the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the best interest to such registered holders, except in the case of a default in the payment of the principal of, or premium, if any, or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

The indenture provides that if any event of default shall have occurred and be continuing, the trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of and accrued interest, if any, on the notes to be due and payable immediately, but if we shall cure all defaults, except the nonpayment of interest on, premium, if any, and principal of any notes which shall have become due by acceleration, and other conditions are met, such declaration may be canceled and past defaults may be waived by the holders of a majority in principal amount of notes then outstanding. If an event of default resulting from events of bankruptcy, insolvency or reorganization were to occur with respect to us, all unpaid principal of and accrued interest on the outstanding notes will become due and payable immediately without any declaration or other act on the part of the trustee or any holders of the notes, subject to limitations.

The indenture provides that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. Before proceeding to exercise any right or power under the indenture at the direction of such holders, the trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with any such direction. The right of a holder to institute a proceeding with respect to the indenture is subject to conditions precedent, including the written notice by such holder of an event of default and an offer to indemnify to the trustee, along with the written request by the holders of not less than 25% in principal amount of the outstanding notes that such a proceeding be instituted, but the holder has an absolute right to institute suit for the enforcement of payment of the principal of, and premium, if any, and interest on, such holder’s notes when due and to convert such notes.

The holders of not less than a majority in principal amount of the outstanding notes may on behalf of the holders of all notes waive any past defaults, except:

•	a default in payment of the principal of, or premium, if any, or interest on, any note when due,

•	our failure to convert any notes into our common stock, or

•	in respect of certain provisions of the indenture which cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

We must furnish to the trustee annually within 120 days of the end of the fiscal year a statement of our senior officers stating whether or not to the best of their knowledge we are in default in the performance and observation of certain terms of the indenture and, if they have knowledge that we are in default, specifying such default. We are also required, upon becoming aware of any default or event of default, to deliver to the trustee a statement specifying such default or event of default and the action we have taken, are taking or propose to take with respect thereto.

Consolidation, Merger or Assumption

The indenture provides that we may not, directly or indirectly, consolidate with or merge with or into another person or sell, lease, convey or transfer all or substantially all of our assets computed on a consolidated basis, whether in a single transaction or a series of related transactions, to another person or group of affiliated persons, unless:

•	either (1) we are the surviving entity or (2) the resulting, surviving or transferee entity is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by written agreement all of our obligations in connection with the notes and the indenture,

•	no default or event of default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction, and

•	other conditions are satisfied.

Modifications of the Indenture

The indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than a majority in principal amount of the notes at the time outstanding, to modify the indenture or any supplemental indenture or the rights of the holders of the notes, except that no such modification shall:

(1)	extend the fixed maturity of any note,

(2)	reduce the rate or extend the time or payment of interest thereon,

(3)	reduce the principal amount thereof or premium, if any, thereon,

(4)	reduce any amount payable upon repurchase thereof,

(5)	impair, or change in any respect adverse to the holders of the notes, our obligation to repurchase any note upon the happening of a change in control of our company,

(6)	impair or adversely affect the right of a holder to institute suit for the payment thereof,

(7)	change the currency in which the notes are payable,

(8)	impair, or change in any respect adverse to the holder of the notes, the right to convert the notes into our common stock subject to the terms set forth in the indenture, or

(9)	modify the provisions of the indenture with respect to the subordination of the notes in a manner adverse to the holders of the notes,

in each case without the consent of the holder of each note so affected. In addition, no such modification shall reduce the aforesaid percentage of notes applicable to the foregoing numbers (1)-(9) without the consent of the holders of all of the notes then outstanding.

Registration Rights

The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes. The notes and the common stock issuable upon conversion of the notes are referred to collectively as “registrable securities.”

We will use all reasonable efforts to keep this shelf registration statement effective until the earliest of:

•	two years from the date we file the shelf registration statement,

•	the date when all registrable securities shall have been registered under the Securities Act and disposed of, and

•	the date on which all registrable securities held by non-affiliates are eligible to be sold to the public pursuant to Rule 144(k) under the Securities Act.

We will be permitted to suspend the use of the prospectus which is a part of this registration statement for a period not to exceed an aggregate of 45 days in any 90-day period, which may be extended to 75 days in any 90-day period, or an aggregate of 90 days in any twelve-month period, under circumstances relating to pending corporate developments, public filings with the SEC and similar events.

A holder of registrable securities that sells registrable securities pursuant to this shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholder in the prospectus, deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

If this shelf registration statement ceases to be effective or usable (subject to exceptions) in connection with resales of the notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement, and

•	unless we declare a suspension period to be in effect, we do not cure the shelf registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act, or

•	if applicable, we do not terminate the suspension period described above by the 45th day, the 75th day or the 90th day, as the case may be,

(we refer to each such event described above as a registration default), additional interest will accrue on the notes and the underlying shares of common stock that are registrable securities in addition to the rate set forth in the title of the notes. Such additional interest will accrue from and including the date on which any such registration default occurs to, but excluding, the date on which the registration default has been cured, at the rate of 0.25% per year for the notes (or an equivalent amount for any common stock issued upon conversion of the notes that are registrable securities) for the first 90 days immediately following the registration default, with such liquidated damages increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period. However, liquidated damages may not accrue under more than one of the foregoing clauses at any one time, and, up to a maximum additional interest rate of 0.50% per year. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder, our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are “registrable securities” within the meaning of the registration rights agreement.

We have given notice of our intention to file this shelf registration statement, which we refer to as a filing notice, to each of the holders of the notes in the same manner as we would give notice to holders of notes under the indenture. The filing notice sought, among other things, a determination from each of such holders as to whether such holder elects to have its notes and the common stock issuable upon conversion thereof registered for sale pursuant to this shelf registration statement.

A holder who elects to sell any registrable securities pursuant to this shelf registration statement will be required to be named as a selling security holder in the related prospectus, may be required to deliver a prospectus to purchasers, may be subject to certain civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including indemnification provisions.

We will give notice to all holders who have provided us with the notice and questionnaire described below of the effectiveness of this shelf registration statement. You are required to complete the notice and questionnaire prior to any intended distribution of your registrable securities pursuant to this shelf registration statement.

No holder of registrable securities will be entitled to be named as a selling security holder in this shelf registration statement as of the date on which this shelf registration statement is declared effective, such time is referred to as the effective time, and no holder of registrable securities will be entitled to use the prospectus that is part of this shelf registration statement for offers and resales of registrable securities at any time, unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire.

Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. When we receive a completed and signed notice and questionnaire prior to the effective date of the registration statement, we will include the registrable securities covered thereby in this shelf registration statement.

Book Entry, Delivery and Form

We initially issued the notes as book-entry notes in fully registered form without coupons, and they are represented by one or more global notes that we deposited with and registered in the name of DTC, New York, New York, the financial institution that we have selected to be the depositary. DTC, New York, New York, is the depositary for all notes issued in book-entry form. Owners of beneficial interests in book-entry notes will not be entitled to physical delivery of notes in certificated form. We will make payments of principal of, and premium, if any, and interest, if any, on the notes through the applicable trustee to DTC.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, and in this prospectus we refer to such account holders as participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and may include certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, which we collectively refer to in this prospectus as indirect participants, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of global notes with DTC, DTC will credit on its book entry registration and transfer system the principal amount of notes represented by such global notes to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes will be shown on and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). All interests in a global note deposited with DTC are subject to the procedures and requirements of DTC.

The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the global notes.

Owners of beneficial interests in global securities who desire to convert their interests into our common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee will be considered the sole legal owner and holder of the notes evidenced by such global note for all purposes of such notes and the indenture. Except as set forth below, as an owner of a beneficial interest in a global note, you will not be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under such global note. We understand that, under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of such global note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal, premium, if any, and interest on the notes represented by the global notes registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global notes.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest on the global notes will credit the accounts of their relevant participants or account holders, as applicable, with payments in amounts proportionate to their respective beneficial interests in the principal amount of the applicable global note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants or account holders, as applicable, to owners of beneficial interests in the global notes held through such participants or indirect participants or account holders will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants or account holders, as applicable. We will not have any responsibility or liability for any aspect of the records relating to, payments made on account of, beneficial ownership interests in the global notes for any notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants, or the relationship between such participants or indirect participants, and the owners of beneficial interests in the global notes owning through such participants.

All amounts payable under the notes will be payable in U.S. dollars, except as may otherwise be stated in this prospectus or agreed between any applicable securities clearing system and any holders. Payments will be subject in all cases to any fiscal or other laws and regulations, including any regulations of any applicable securities clearing system, applicable thereto. None of the trustee, us, or any of our respective agents shall be liable to any holder of a global note or other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection therewith. Investors may be subject to foreign exchange risks that may have important economic and tax consequences to them.

Subject to certain conditions, the notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 principal amount and multiples thereof if:

•	DTC provides notification that it is unwilling or unable to continue as depositary for the global notes or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor is not appointed within 90 days,

•	we in our discretion at any time determine not to have all the notes represented by the global notes, or

•	a default entitling note holders to accelerate the maturity date has occurred and is continuing.

Any note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global note is not exchangeable, except for a global note of the same aggregate denomination to be registered in the name of DTC or its nominee.

Governing Law

The indenture and the notes and the registration rights agreement provide that they are to be governed in accordance with the laws of the State of New York, without regard to choice of law provisions.

The Trustee

SunTrust Bank is the trustee under the indenture. If an event of default occurs, and is continuing, the trustee is required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity to the reasonable satisfaction of the trustee and certain other conditions are met pursuant to the terms of the indenture.

The trustee makes no representation or warranty, express or implied, as to the accuracy or completeness of any information contained in this prospectus, except for certain information pertaining solely to the trustee, or incorporated by reference into this prospectus.

DESCRIPTION OF SHARE CAPITAL

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The following summary does not purport to be complete and you should refer to, and read this summary together with, our Articles of Incorporation, as amended, referred to in this prospectus as our “Articles,” our Amended and Restated Bylaws, as amended, referred to in this prospectus as our “Bylaws,” and the provisions of applicable law.

Common Stock

As of December 16, 2003, there were 56,357,895 shares of our common stock outstanding held of record by approximately 463 shareholders. Our shares of common stock outstanding include 90,100 shares of Exchangeable Non-Voting Shares of our subsidiary Voice-Tel of Canada Ltd., which we refer to in this prospectus as the Exchangeable Shares, which are convertible at any time into 90,100 shares of our common stock and which were issued to the former shareholders of Voice-Tel of Canada Ltd. and related entities at the time of their acquisition by the Company, referred to in this prospectus as the Canadian Voice-Tel Entities. The holders of our common stock are entitled to one vote for each share held of record for matters on which common stock shareholders are entitled to vote. There are neither sinking fund provisions nor cumulative voting, preemptive, redemption or conversion rights applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of any shares of any series of preferred stock which may be issued by our Board of Directors from time to time in the future. Subject to the preference rights of the holders of any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and, upon our liquidation, dissolution or winding up, are entitled to share ratably in all our assets after the payment of our debts and other liabilities. The outstanding shares of our common stock are, and the shares issuable upon conversion of the notes will be, when issued and paid for, fully paid and non-assessable.

Preferred Stock

The Board of Directors has the authority pursuant to the Articles, without the approval of or any action by the shareholders, to issue up to 5,000,000 shares of preferred stock in such series and with such preferences, powers, limitations and relative rights as may be determined by the Board from time to time. The terms of the voting, conversion, dividend, liquidation, preemptive and redemption rights and preferences, and other qualifications, powers and privileges conferred upon the holders of any such preferred stock, may be more favorable than those, if any, granted to holders of our common stock. The designation of any preferred stock with greater rights, privileges and preferences than those applicable to the our common stock may adversely affect the voting power, market price and other rights and privileges of our common stock, and may hinder or delay the removal of directors, attempted tender offers, proxy contests or takeovers, or other attempts to change control of us, some or all of which may be desired by holders of the our common stock.

Of the 5,000,000 authorized shares of preferred stock, one share has been designated Series B Voting preferred stock, par value $0.01 per share, which we refer to in this prospectus as the Series B Preferred. The one share of our Series B Preferred was issued for the benefit of the former shareholders of the Canadian Voice-Tel Entities that we acquired on April 30, 1997. Pursuant to the terms of the acquisition agreements, the former shareholders of the Canadian Voice-Tel Entities were issued 436,526 shares of Exchangeable Non-Voting Shares of Voice-Tel Canada Ltd., our wholly owned subsidiary, of which 90,100 shares remain outstanding and which may be converted at any time into a total of 90,100 shares of our common stock. The Series B Preferred votes only together with the Company’s common stock (currently voting the equivalent of 90,100 shares of Company common stock) and does not have any right to vote as a class, except as may be required by law. Upon conversion, such shares of common stock are subject to the same registration rights that are applicable to the other shares of common stock issued in connection with the Voice-Tel Acquisitions.

For voting purposes, the holder of record of the Series B Preferred is entitled to have a number of votes equal to the number of votes to which the holders of the outstanding Exchangeable Shares (other than those held by us or our affiliates) would be entitled if all such Exchangeable Shares were exchanged by the holders thereof for shares of our common stock. Our Series B Preferred and common stock vote as a single class. Our transfer agent, SunTrust Bank, Atlanta, serves as the voting trustee for the Series B Preferred.

In the event of our liquidation, dissolution or winding up, and subject to any prior rights of holders of preferred stock ranking senior to the Series B Preferred, the holder of the share of Series B Preferred will be paid an amount equal to $1.00, together with payment to any class of stock ranking equally with the Series B Preferred. At such time as the Series B Preferred has no votes attached to it because there are no Exchangeable Shares outstanding which are not owned, directly or indirectly, by us and no options or other agreements which could give rise to the issuance of Exchangeable Shares to any person other than us, the Series B Preferred will be canceled without any action required by the holder thereof or us.

In connection with the Shareholder Protection Rights Agreement, described below, our Board of Directors has designated and reserved for issuance 500,000 shares of Series C Junior Participating preferred stock, par value $0.01 per share, which we refer to in this prospectus as Series C Preferred. Currently, we have not issued any shares of Series C Preferred. We may issue shares of Series C Preferred under certain circumstances if, as described below, the rights distributed to our shareholders pursuant to the Shareholder Protection Rights Agreement become exercisable.

Each fractional share of Series C Preferred will receive dividends at a rate per whole share equal to any dividends (except dividends payable in common stock) paid with respect to our common stock and, on a quarterly basis, an amount per whole share equal to the excess of $1.00 over the aggregate dividends paid per whole share of Series C Preferred during the immediately preceding three-month period.

In the event of liquidation, the holder of each fractional share of Series C Preferred will receive a preferred liquidation payment equal to the greater of $l.00 per whole share or the per share amount paid in respect of a share of our common stock.

Each unit of Series C Preferred will have one vote. The Series C Preferred and common stock will vote together as a class.

In the event of any merger, consolidation, statutory share exchange or other transaction in which shares of our common stock are exchanged, each unit of Series C Preferred will be entitled to receive the per share amount paid in respect of each share of our common stock.

The rights of holders of the Series C Preferred to dividends, liquidation and voting, and in the event of mergers, statutory share exchanges and consolidations, are protected by customary antidilution provisions.

Because of the nature of the Series C Preferred’s dividend, liquidation and voting rights, the economic value of one unit of Series C Preferred that may be acquired upon the exercise of each right should approximate the economic value of one share of common stock.

Potential Anti-takeover Effects of our Articles, Bylaws, Georgia Law and Shareholder Protection Rights Agreement

Certain provisions of the Georgia Business Corporation Code, which we refer to in this prospectus as the Georgia Code, and our Articles, Bylaws and Shareholder Protection Rights Agreement, summarized in the following paragraphs, may be considered to have anti-takeover effects and may hinder, delay, deter or prevent a tender offer, proxy contest or other attempted takeover that a shareholder may deem to be in such shareholder’s best interest, including such an attempted transaction as might result in payment of a premium over the market price for shares held by such shareholder.

Number, Term and Removal of Directors. Our Bylaws provide that the size of our Board of Directors shall be comprised of three to ten members as determined from time to time by resolution of the Board (provided that the term of an incumbent director may not be shortened by a reduction in the number of directors constituting the Board). The Board is divided into three classes of directors, each serving for staggered three-year terms. Directors may be removed from the Board only for cause and only upon the affirmative vote of at least 75% of the shareholders entitled to vote thereon taken at a duly held shareholders’ meeting for which notice of the removal action was properly given. Unless at the same meeting the shareholders vote to appoint a successor director for the remainder of the removed director’s term, upon a vacancy created in the Board of Directors pursuant to such removal action or for any other reason, including an increase in the size of the Board pursuant to resolution of the Board, a successor or new director may be appointed only by the affirmative vote of a majority of the directors then in office.

Call of and Notices Relating to Shareholder Meetings; Actions by Written Consent of Shareholders. Our Bylaws provide that special meetings of shareholders or a class or series of shareholders may be called at any time by our Board of Directors, Chairman of the Board or Chief Executive Officer. In addition, such meetings shall be called upon the written request of the holders of shares representing at least 75% of the votes entitled to be cast on each issue presented at such meeting, or 25% at any time we have fewer than 100 shareholders of record.

The Bylaws also provide that shareholders seeking to bring business before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders, must provide notice thereof not less than 120 nor more than 150 calendar days before the first anniversary of the date of our notice of annual meeting sent to shareholders in connection with the previous year’s annual meeting. However, if no annual meeting was held in the previous year or the date of the annual meeting has been established to be more than 30 calendar days earlier than or 60 calendar days after the anniversary of the previous year’s annual meeting, notice by the shareholder, to be timely, must be so received not later than:

•	60 days prior to the annual meeting or

•	the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed, whichever first occurs.

In such notice, the shareholder must provide to us certain information concerning the proposal or nominee. Actions required to be taken at a shareholder meeting may be taken without a meeting only if the unanimous written consent of the shareholders entitled to vote at such meeting is obtained and delivered to us for inclusion in our minute book or other corporate records.

Georgia Business Combination Statute. Pursuant to our Bylaws, we, as a Georgia corporation, are subject to the provisions of the Georgia Code, including provisions prohibiting various “business combinations” involving “interested shareholders” for a period of five years after the shareholder becomes an interested shareholder of ours. Such provisions prohibit any business combination with an interested shareholder, unless either:

•	prior to such time, the Board of Directors approved either the business combination or the transaction by which such shareholder became an interested shareholder,

•	in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of our outstanding voting stock which was not held by our directors, officers, affiliates thereof, subsidiaries or certain of our employee stock option plans, or

•	subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of our outstanding voting stock and the business combination is approved by a majority of the disinterested shareholders’ shares not held by our directors, officers, affiliates thereof, subsidiaries or certain of our employee stock option plans.

Under the relevant provisions of the Georgia Code, a “business combination” is defined to include, among other things:

•	any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of our assets, having an aggregate book value of 10% or more of our net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of ours or any other corporation which is or, after giving effect, to such business combination, becomes an affiliate of any such interested shareholder,

•	our liquidation or dissolution,

•	the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from us, other than in the ordinary course of business, and

•	certain other transactions involving the issuance or reclassification of our securities which produce the result that 5% or more of our total equity shares, or of any class or series thereof, is owned by an interested shareholder.

An interested shareholder is defined by the Georgia Code to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of our outstanding voting shares, or any person that is our affiliate and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of our outstanding voting shares. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the Bylaw which made the provisions applicable to us nor to any persons who subsequently become interested shareholders inadvertently and subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition.

Constituency Provisions. In addition to considering the effects of any action on us and our shareholders, our Articles permit the Board of Directors and the committees and individual members thereof to consider the interests of various constituencies, including our employees, customers, suppliers, and creditors, communities in which we maintain offices or operations, and other factors which such directors deem pertinent, in carrying out and discharging the duties and responsibilities of such positions and in determining what is believed to be in our best interests.

Supermajority Provisions. The Board of Directors or the holders of 75% or more of the outstanding shares may alter, amend or repeal our Bylaws and adopt new Bylaws. The shareholders also have the power to specify that any Bylaw adopted by the shareholders may not be altered, amended or repealed by the Board of Directors.

Shareholder Protection Rights Agreement. On June 23, 1998, our Board of Directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. The dividend was payable on July 6, 1998 to the shareholders of record on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series C Preferred, which we refer to in this prospectus as a unit of Series C Preferred, at a price of sixty dollars per unit of Series C Preferred, subject to adjustment. Such price is referred to in this document as the Exercise Price. The description and terms of the rights are set forth in the Shareholder Protection Rights Agreement, as the same may be amended from time to time, dated as of June 23, 1998 between us and SunTrust Bank, Atlanta, which serves as Rights Agent.

Initially, the rights attached to all certificates representing shares of our outstanding common stock, and no separate rights certificates were distributed. The rights will separate from our common stock and the Separation Time will occur upon the earlier of:

•	ten business days (unless otherwise accelerated or delayed by the Board) following a public announcement that a person or group of affiliated or associated persons, which we refer to in this prospectus as an Acquiring Person, has acquired, obtained the right to acquire, or otherwise obtained beneficial ownership of 15% or more of the then outstanding shares of our common stock, or

•	ten business days (unless otherwise accelerated or delayed by the Board) following the commencement of a tender offer or exchange offer that would result in any person or group beneficially owning 15% or more of the then outstanding shares of our common stock.

An Acquiring Person does not include:

•	any person who was a beneficial owner of 15% or more of our common stock on June 23, 1998, unless such person or group shall thereafter acquire beneficial ownership of additional common stock,

•	a person who acquires beneficial ownership of 15% or more of our common stock without any intention to affect control of us and who thereafter promptly divests sufficient shares so that such person ceases to be the beneficial owner of 15% or more of our common stock, or

•	a person who is or becomes a beneficial owner of 15% or more of our common stock as a result of an option granted by us in connection with an agreement to acquire or merge with us prior to a Flip-In-Date (as described below).

The rights are not exercisable until the Separation Time and will expire at the close of business on the tenth anniversary of the Shareholder Protection Rights Agreement unless earlier terminated by us as described below.

If a Flip-In Date occurs (i.e., the close of business ten business days following an announcement by us that a person has become an Acquiring Person), and if we have not terminated the rights as described below, then the rights entitle the holders thereof to acquire shares of our common stock (rather than preferred stock) having a value equal to twice the right’s Exercise Price for an amount in cash equal to the Exercise Price. Instead of issuing shares of our common stock upon exercise of a right following a Flip-In Date, we may substitute therefor shares of preferred stock at a ratio of one one-thousandth of a share of preferred stock for each share of common stock so issuable. In the event there are not sufficient treasury shares or authorized but unissued shares of common stock or preferred stock to permit exercise in full of the rights, we may substitute debt or equity securities or other assets or any combination thereof. In addition, at the option of the Board of Directors prior to the time that any person becomes the beneficial owner of more than 50% of our common stock, and in lieu of the cash purchase price, all but not less than all of the then outstanding rights may be exchanged for shares of our common stock at an exchange ratio of one share of common stock per right if a Flip-In Date occurs.

Notwithstanding any of the foregoing, all rights that are, or (under circumstances set forth in the Shareholder Protection Rights Agreement) were, beneficially owned by any person on or after the date such person becomes an Acquiring Person will be null and void.

Following the Flip-In Date, if our Board of Directors is controlled by an Acquiring Person, unless proper provision is made so that the rights would entitle the holders thereof to acquire for the Exercise Price shares of the acquiring party having a value equal to twice the right’s Exercise Price, we may not:

•	consolidate or merge with or enter into a share exchange where either:

•	the terms of the transaction relating to an Acquiring Person are not identical to the terms and arrangements relating to other holders of our common stock, or

•	an Acquiring Person is the person with whom the transaction occurs, or

•	enter into a transaction where 50% or more of our assets or assets generating 50% or more of our operating income or cash flow is transferred in one or more transactions to any person.

The Exercise Price payable and the number of rights outstanding are subject to adjustment from time to time to prevent dilution in the event of a stock dividend, stock split or reverse stock split, or other recapitalization which would change the number of shares of our common stock outstanding.

At any time until the close of business on the Flip-In Date, the Board of Directors may terminate the rights without any payment to the holders thereof. The Board of Directors may condition termination of the rights upon the occurrence of a specified future time or event.

Until a right is exercised, the holder thereof, as such, will have no rights as our shareholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the rights will not be taxable to shareholders or to us, shareholders may, in some circumstances, recognize taxable income in the event that the rights become exercisable.

Any provisions of the Shareholder Protection Rights Agreement may be amended by us at any time prior to the close of business on the Flip-In Date without the approval of holders of the rights, and thereafter, the Shareholder Protection Rights Agreement may be amended without approval of the rights holders in any way which does not materially adversely affect the interests of the rights holders.

Upon issuance, the Series C Preferred will have the rights as described above.

The rights may have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our Board of Directors. However, the rights should not interfere with any merger, statutory share exchange or other business combination approved by the Board of Directors since the rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by us that a person has become an Acquiring Person. Thus, the rights are intended to encourage persons who may seek to acquire control of us to initiate such an acquisition through negotiations with the Board of Directors. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in our equity securities, or seeking to obtain control of us. To the extent any potential acquirers are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

Director Exculpation and Indemnification

Our Articles provide that no director shall be personally liable to us or any of our shareholders for any breach of the duties of such position, except that such elimination of liability does not apply to:

•	appropriations of business opportunities from us in violation of such director’s duties,

•	knowing or intentional misconduct or violation of law,

•	liability for assent to distributions which are illegal or improper under the Georgia Code or our Articles, and

•	liability for any transaction in which an improper personal benefit is derived.

In addition, the Articles state that if the Georgia Code is ever amended to allow for greater exculpation of directors than presently permitted, the directors shall be relieved from liabilities to the fullest extent provided by the Georgia Code, as so amended, without further action by the Board or our shareholders, unless the Georgia Code provides otherwise. No modification or repeal of this provision will adversely affect the elimination or reduction in liability provided thereby with respect to any alleged act occurring before the effective date of such modification or repeal. We have entered into indemnification agreements with each of the directors that provide the directors similar rights to indemnification and contribution.

Transfer Agent

The transfer agent and registrar for our common stock is SunTrust Bank, Atlanta.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of certain United States federal income tax consequences relevant to holders of the notes and common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code, Treasury Regulations, Internal Revenue Service, or IRS, rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this prospectus, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the United States federal income tax consequences of acquiring or holding the notes or common stock. This discussion does not purport to deal with all aspects of United States federal income taxation that may be relevant to a particular holder in light of the holder’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code or a holder whose “functional currency” is not the U.S. dollar). Also, we do not intend this discussion to be wholly applicable to all categories of investors, some of which (such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, insurance companies, United States expatriates, tax-exempt organizations, and persons holding notes or common stock as part of a hedging or conversion transaction or straddle or persons deemed to sell notes or common stock under the constructive sale provisions of the Code) may be subject to special rules. We also do not discuss any aspect of state, local or foreign law, or United States federal estate and gift tax law as applicable to the holders of the notes and common stock into which the notes may be converted. In addition, we limit our discussion to purchasers who will hold the notes and common stock as “capital assets” within the meaning of Section 1221 of the Code. Our summary also assumes that the IRS will respect the classification of the notes as indebtedness for federal income tax purposes.

U.S. Holders

In this prospectus, the term “U.S. Holder” means a beneficial owner of a note or common stock that for United States federal income tax purposes is:

•	a citizen or resident, as defined in Section 7701(b) of the Code, of the United States (unless such person is not treated as a resident of the United States under an applicable income tax treaty),

•	a corporation formed under the laws of the United States, any state thereof or the District of Columbia,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source,

•	in general, a trust subject to the primary supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code, and

•	to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996 that are treated as United States persons prior to such date and that elect to continue to be treated as United States persons.

In this prospectus, we refer to a “Non-U.S. Holder” as any beneficial owner of a note or common stock other than a U.S. Holder or a foreign or domestic partnership.

If a partnership, including for this purpose any entity, domestic or foreign, treated as a partnership for United States tax purposes, is a beneficial owner of the notes or common stock into which the notes may be converted, the United States tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. As a general matter, for United States federal income tax purposes, income earned through a foreign or domestic partnership is attributed to its owners. A holder of the notes or common stock into which the notes may be converted that is a partnership and partners in any such partnership should consult their individual tax advisors about the United States federal income tax consequences of holding and disposing of the notes and the common stock into which the notes may be converted.

Interest

A U.S. Holder should generally include interest on the notes in its gross income as ordinary income for United States federal income tax purposes at the time it is paid or accrued in accordance with the U.S. Holder’s regular method of accounting.

Market Discount and Premium

If a U.S. Holder purchases a note after its original issuance for an amount that is less than its issue price, such U.S. Holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount.

Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

•	the amount of such payment or realized gain or

•	the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on a constant yield basis.

A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions. The U.S. Holder may take a current deduction for that portion of its interest expense paid or incurred to carry the market discount obligation that does not exceed the amount of stated interest on the market discount obligation. The U.S. Holder may also deduct that portion of its interest expense that exceeds the allocable portion of market discount for the same accrual period. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of interest, such U.S. Holder will be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Retirement of the Notes

Except as discussed above, a U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than by exercise of the conversion privilege), redemption, retirement or other disposition of the notes measured by the difference, if any, between:

•	the amount of cash and the fair market value of any property received, except to the extent that such cash or other property is attributable to the payment of accrued interest, which amount will be taxable as ordinary income, and

•	such holder’s adjusted tax basis in the notes.

Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a note will be capital gain or loss and will generally be long-term capital gain or loss if the note has been held or deemed held for more than 12 months at the time of the sale or exchange. Generally, the maximum long-term capital gain rate for individuals is 15% for taxable years beginning before December 31, 2008, and 20% thereafter. Capital gain that is not long-term capital gain is taxed at ordinary income rates. A U.S. Holder’s adjusted tax basis in a note generally will equal the cost of the note to such holder less any principal payments received by such holder. The deductibility of capital losses is subject to certain limitations.

Conversion of Notes Into Common Stock

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder should generally treat cash received in lieu of a fractional share of common stock as a payment in exchange for such fractional share rather than as a dividend. Receipt of cash paid in lieu of such fractional share generally will result in capital gain or loss equal to the difference between the amount of cash received and the amount of tax basis allocable to the fractional share. The adjusted basis of shares of common stock received on conversion will equal the adjusted basis of the note converted, reduced by the portion of adjusted basis allotted to any fractional share of common stock exchanged for cash. The holding period of such common stock received on conversion will generally include the period during which the converted notes were held prior to conversion.

Dividends

A U.S. Holder will generally need to include in income any distributions paid or deemed paid on the common stock to the extent of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Generally the tax rate on dividends paid on stock held by individuals is 15% for taxable years beginning before December 31, 2008, and at ordinary income tax rates thereafter. The 15% tax rate will not apply if the stock is not held for a period of at least 120 days beginning on the day 60 days before the day the stock goes ex-dividend with respect to that dividend. The holding period will not include any period in which the individual has reduced its risk of loss with regard to the stock either through a short sale, written option or other means. A taxpayer that does not hold the stock for the required period of time will be taxed at ordinary income tax rates on such dividends. Taxpayers should consult with their tax advisors if they may be subject to these rules. Dividends paid to holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a U.S. Holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed our current and accumulated earnings and profits, the U.S. Holder will first treat such distributions as a non-taxable return of capital, reducing the U.S. Holder’s basis in the shares of common stock. A U.S. Holder will generally treat as capital gains any such distribution in excess of the U.S. Holder’s basis in the shares of common stock.

Constructive Dividends

The conversion price of the notes is subject to adjustment under certain circumstances. Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the notes as having received a constructive distribution, resulting in ordinary income, subject to a possible dividends received deduction in the case of corporate holders and the 15% tax rate in the case of an individual holder, to the extent of our current or accumulated earnings and profits, if and to the extent that certain adjustments in the conversion price which may occur in limited circumstances (particularly an adjustment to reflect a taxable dividend to holders of common stock), increase the proportionate interest of a holder of notes in the fully diluted common stock, whether or not such holder ever exercises its conversion privilege. Therefore, U.S. Holders may recognize income in the event of a deemed distribution, even though they may not receive any cash or property. Moreover, if there is not a full adjustment to the conversion ratio of the notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income, subject to a possible dividends received deduction in the case of corporate holders and the 15% tax rate in the case of an individual holder, to the extent of our current or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.

Sale or Exchange of Common Stock

The sale or exchange of common stock will result in capital gain or loss equal to the difference between the amount realized on such sale or exchange and the U.S. Holder’s adjusted tax basis in such common stock. Such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held the common stock for more than twelve months.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to “backup withholding” at a rate currently of 28% with respect to certain “reportable payments,” including interest payments, dividend payments, proceeds from the disposition of the notes or common stock to or through a broker and, under certain circumstances, principal payments on the notes. These backup withholding rules apply if the holder, among other things:

•	fails to furnish a social security number or other taxpayer identification number, TIN,

•	fails to report properly interest or dividends,

•	under certain circumstances, fails to provide a certified statement, signed under penalties of perjury that the TIN furnished is the correct number and that such holder is not subject to backup withholding, or

•	the IRS provides notification that the U.S. Holder has furnished us with an incorrect TIN.

Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax exempt organizations and certain foreign persons, provided their exemptions from backup withholding are properly established.

We will report to the U.S. Holders and to the IRS the amount of our “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

The following discussion is limited to the United States federal income tax consequences relevant to a Non-U.S. Holder.

For purposes of withholding tax on interest and dividends discussed below, a Non-U.S. Holder includes a nonresident fiduciary of an estate or trust. For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other disposition of a note or common stock will be considered to be “U.S. trade or business income” if such income or gain is (1) effectively connected with the conduct of a U.S. trade or business and (2) in the case of a Non-U.S. Holder eligible for the benefits of an applicable United States bilateral income tax treaty, attributable to a permanent establishment, or, in the case of an individual, a fixed base, in the United States.

Interest

Generally any interest paid to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to United States tax if the interest qualifies as “portfolio interest.” Generally interest on the notes will qualify as portfolio interest if:

(1)	the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the applicable provisions of the Code,

(2)	the Non-U.S. Holder is not a bank making a loan in the ordinary course of its business, and

(3)	the withholding agent receives a qualifying statement that the owner is not a United States resident and does not have actual knowledge or reason to know otherwise.

If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

To satisfy the qualifying statement requirements referred to in (3) above, the beneficial owner of a note must provide a properly executed Form W-8BEN, or appropriate substitute form, prior to payment of interest.

The gross amount of payments of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption and that is not U.S. trade or business income will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular United States income tax rates rather than be subject to withholding at the 30% or treaty-reduced gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax, which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income, at a 30%, or applicable treaty-reduced rate, if any. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8ECI, as applicable, prior to the payment of interest. In addition a Non-U.S. Holder may under certain circumstances be required to obtain a United States taxpayer identification number and make certain certifications to us. Special procedures are provided for payments through qualified intermediaries. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Dividends

In general, dividends paid, or deemed to be paid, to a Non-U.S. Holder will be subject to United States federal withholding tax at a 30% rate unless such rate is reduced by an applicable income tax treaty. Dividends that are U.S. trade or business income are generally subject to United States federal income tax at ordinary income tax rates, but are not generally subject to the 30% withholding tax or treaty-reduced rate if the Non-U.S. Holder files the appropriate form with the payor, as discussed above. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be applicable under an income tax treaty. A Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to an income treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Conversion

A Non-U.S. Holder generally will not be subject to United States federal income tax on the conversion of notes into common stock. However, any cash received in lieu of a fractional share (1) will be subject to United States federal income tax if it is U.S. trade or business income, or (2) may give rise to gain that would be subject to the rules described below for the sale of common stock.

Sales, Exchange or Redemption of Notes or Common Stock

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a note or common stock, generally will not be subject to United States federal income tax, unless:

•	such gain is U.S. trade or business income,

•	subject to certain exceptions, the Non-U.S. Holder is an individual who holds the note or common stock as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or

•	we are a United States real property holding corporation within the meaning of Section 897 of the Code.

We believe that we are not currently a United States real property holding corporation, as defined in the Code, and do not expect to become one in the foreseeable future. Furthermore, even if we are currently a United States real property holding corporation or were to become one in the future, so long as our common stock is readily traded on an established securities market, as we expect it to be, a Non-U.S. Holder who never beneficially owns more than 5% of the total value of our common stock, including common stock the holder is treated as owning by reason of owning notes, and whose notes never have a value of more than 5% of our common stock will generally not be subject to United States federal income tax on any gain realized on the sale, exchange or redemption of notes or common stock solely because we are or have been a United States real property holding corporation.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder any interest or dividend that is subject to withholding, or that is exempt from United States withholding tax pursuant to a tax treaty, or any payments of portfolio interest. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, we will have to report to the IRS payments of principal.

Generally, information reporting and backup withholding of United States federal income tax at a current rate of 28% may apply to payments of interest and dividends made by us, or any agent of ours to Non-U.S. Holders if the payee fails to make the appropriate certification that the holder is not a United States person or if we or our paying agent has actual knowledge that the payee is a United States person.

The payment of the proceeds from the disposition of the notes or common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding, unless the owner certifies as to its Non-U.S. Holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding. However, if such broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business, or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in United States Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, such payments will be subject to information reporting but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. Holder’s foreign status and certain other conditions are met or you otherwise establish an exemption. Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. Holder.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

SELLING SECURITYHOLDERS

The notes were originally issued by the us in a private placement and were resold by the initial purchasers thereof to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Selling securityholders, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible pursuant to this prospectus or any prospectus supplement.

The selling securityholders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any sales.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1) (2)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering (3)
Alpine Associates (4)	5,315,000	793,947	793,947	0	0
Alpine Partners, L.P. (5)	685,000	102,324	102,324	0	0
Argent Classic Convertible Arbitrage Fund L.P. (6)	2,000,000	298,757	298,757	0	0
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (7)	2,600,000	388,384	388,384	0	0
Barclays Global Investors Diversified Alpha Plus Funds (8)	110,000	16,431	16,431	0	0
D.E. Shaw Investment Group, L.P. (9)	400,000	59,751	59,751	0	0
D.E. Shaw Valence Portfolios, L.P. (10)	1,600,000	239,005	239,005	0	0
Forest Fulcrum Fund LP (11)	255,000	38,091	38,091	0	0
Forest Global Convertible Fund, Ltd., Class A-5 (12)	1,015,000	151,619	151,619	0	0
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy segregated portfolio (13)	300,000	44,813	44,813	0	0
HFR RVA Select Performance Master Trust (14)	30,000	4,481	4,481	0	0
Highbridge International LLC (15)	5,000,000	746,893	746,893	0	0
Hourglass Master Fund, Ltd. (16)	8,550,000	1,277,187	1,277,187	0	0
KBC Financial Products USA Inc. (17)	1,125,000	169,231	168,050	0	0
KD Convertible Arbitrage Fund L.P. (18)	5,000,000	746,893	746,893	0	0
LDG Limited (19)	115,000	17,178	17,178	0	0
Lexington Vantage Fund (20)	22,000	3,286	3,286	0	0
LLT Limited (21)	82,000	12,249	12,249	0	0
Lyxor/Forest Fund Limited (22)	375,000	56,016	56,016	0	0
Man Convertible Bond Master Fund, Ltd. (23)	1,088,000	162,523	162,523	0	0
Maystone Continuum Master Fund, Ltd. (24)	4,000,000	597,514	597,514	0	0
National Bank of Canada c/o Context Capital Management, LLC (25)	1,000,000	149,378	149,378	0	0
Newport Alternative Income Fund (26)	340,000	50,788	50,788	0	0
OIP Limited (27)	850,000	126,971	126,971	0	0
Relay 11 Holdings Co. (28)	58,000	8,663	8,663	0	0
Satellite Convertible Arbitrage Master Fund LLC (29)	4,000,000	597,514	597,514	0	0

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned that may be Sold	Number of Shares of Common Stock Owned Prior to this Offering (1) (2)	Conversion Shares of Common Stock that may be Sold (2)	Notes Owned After Completion of this Offering (3)	Shares of Common Stock Owned After Completion of this Offering (3)
Silvercreek II Limited (30)	1,080,000	161,328	161,328	0	0
Silvercreek Limited Partnership (31)	2,230,000	333,114	333,114	0	0
Sphinx Convertible Arbitrage SPC (32)	50,000	7,468	7,468	0	0
Sphinx Fund (33)	39,000	5,825	5,825	0	0
St. Thomas Trading, Ltd. (34)	1,912,000	285,611	285,611	0	0
The Drake Offshore Master Fund, Ltd. (35)	9,500,000	1,419,096	1,419,096	0	0
TQA Master Fund, Ltd. (36)	1,043,000	155,801	155,801	0	0
TQA Master Plus Fund, Ltd. (37)	1,384,000	206,739	206,739	0	0
Xavex Convertible Arbitrage 4 Fund (38)	40,000	5,975	5,975	0	0
Xavex Convertible Arbitrage 7 Fund (39)	236,000	35,253	35,253	0	0
Xavex Convertible Arbitrage 10 Fund (40)	900,000	134,440	134,440	0	0
ZCM Asset Holding Co., Inc. (41)	950,000	141,909	141,909	0	0
Zurich Institutional Benchmarks Master Fund c/o Alexandra Investment Management, LLC (42)	2,000,000	298,757	298,757	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o Forest Investment Management LLC (43)	185,000	27,635	27,635	0	0
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors LLC (44)	161,000	24,049	24,049	0	0
Any other holder of notes or future non-sale transferee, pledge, donee or successor of any such holder (45)	17,375,000	2,595,453	2,595,453	0	0

Total	$85,000,000	12,698,340	12,697,159	0	0

(1)	Includes common stock into which the notes are convertible.
(2)	Assumes conversion of the notes into shares of common stock at a conversion rate of 149.3786 shares of common stock per each $1,000 principal amount of notes. The conversion rate and the number of shares of common stock issuable upon conversion of the notes is subject to adjustment under certain circumstances. See “Description of the Notes – Conversion Rights.” Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time.
(3)	We do not know when or in what amounts a selling securityholder may offer the notes or shares of common stock for sale. The selling securityholders might not sell any or all of the notes or shares of common stock offered by this prospectus. Because the selling securityholders may offer all or some of the notes or shares of common stock pursuant to this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the notes or shares of common stock, we cannot estimate the number of the notes or shares of common stock that will be held by the selling securityholders after completion of this offering. However, for purposes of this table, we have assumed that, after completion of the offering pursuant to this prospectus, none of the notes or shares of common stock covered by this prospectus will be held by the selling securityholders.
(4)	Victoria Eckerd exercises voting control and dispositive power over these securities as general partner and sole shareholder of the selling securityholder. The selling securityholder has informed us that it is a registered broker-dealer. As such, it is an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. The selling securityholder has informed us that it purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(5)	Victoria Eckerd exercises voting control and dispositive power over these securities as general partner and sole shareholder of the selling securityholder. The selling securityholder has informed us that it is a registered broker-dealer. As such, it is an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. The selling securityholder has informed us that it purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(6)	Bruce McMahan, Saul Schwartzman and John Gordon exercise voting control and dispositive power over these securities as general partners of the selling securityholder.
(7)	Henry Cox and Thomas Marshall exercise voting control and dispositive power over these securities as general partners of the selling securityholder.
(8)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.
(9)	D.E. Shaw & Co. L.P. as either general partner of or investment adviser to the selling securityholder has voting and investment control over these securities. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over these securities on D.E. Shaw & Co. L.P.’s behalf. The selling securityholder has informed us that (i) it is an affiliate of D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C. and Market Point Trading, L.L.C., registered broker-dealers, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(10)	D.E. Shaw & Co. L.P. as either general partner of or investment adviser to the selling securityholder has voting and investment control over these securities. Julius Gaudio, Eric Wepsic and Anne Dinning, or their designees, exercise voting and investment control over these securities on D.E. Shaw & Co. L.P.’s behalf. The selling securityholder has informed us that (i) it is an affiliate of D.E. Shaw Investments, L.P., D.E. Shaw Valence, L.L.C., D.E. Shaw Securities, L.L.C. and Market Point Trading, L.L.C., registered broker-dealers, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(11)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities. The selling securityholder has informed us that it is a registered broker-dealer. As such, it is an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. The selling securityholder has informed us that it purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(12)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.
(13)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.
(14)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.
(15)	Highbridge Capital Management is the trading advisor to the selling securityholder. Glenn Dubin and Henry Swieca are the principals of Highbridge Capital Management and exercise voting control and dispositive power over these securities. The selling securityholder has informed us that (i) it is an affiliate of Highbridge Capital Corp., a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(16)	Tablerock Fund Management, LLC is the investment advisor to the selling securityholder. John Barton is the managing member of Tablerock Fund Management, LLC and exercises voting control and dispositive power over these securities.
(17)	The total under “Number of Shares of Common Stock Owned Prior to this Offering” includes approximately 1,181 shares of common stock issuable upon conversion of our 5 3/4% convertible notes due 2004. Luke Edwards as Managing Director exercises voting and investment control over the securities on behalf of the selling securityholder. The selling securityholder has informed us that it is a registered broker-dealer. As such, it is an underwriter in connection with the sale of the notes and the common stock into which the notes are convertible. The selling securityholder has informed us that it purchased the securities in the ordinary course of business, and at the time of purchase, it had no agreements or understandings, directly or indirectly, with any person to distribute the securities.
(18)	KD Managers LLC is the general partner of the selling securityholder. George Kellner, Steve Cohen, Jeff Fachler, Kevin McHale, Victoria Defaolo, Angelo Gudio, Glen Friedman and Walter Serafin are the general partners of KD Managers LLC and exercise voting control and dispositive power over these securities. The selling securityholder has informed us that (i) it is an affiliate of Kellner, DiLeo & Co., a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(19)	TQA Investors LLC has sole investment control and shared voting control over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors LLC.

(20)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.

(21)	Forest Investment Management LP has sole voting control and shared investment control over the securities. Forest Investment Management LP is wholly owned by Forest Partners II, the sole general partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

(22)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.

(23)	Marin Capital Partners, LP is the investment advisor to the selling securityholder. John Null and J.T. Hansen are the principals of Marin Capital Partners, LP and exercise voting control and dispositive power over these securities.

(24)	Maystone Partners, LLC is the investment manager for the selling securityholder. Henry Pizzutello and Mark Connors are the managing members of Maystone Partners, LLC and exercise voting control and dispositive power over these securities.

(25)	Michael Rosen and William Fentig as investment managers for the selling securityholder have voting and investment control over these securities. The selling securityholder has informed us that (i) it is an affiliate of Putnam Lovell NBF Securities Inc., a registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(26)	Silvercreek Management Inc. is the fund manager for the selling securityholder. Louise Morwick and Bryn Joynt are the shareholders of Silvercreek Management Inc. and exercise voting control and dispositive power over these securities.

(27)	Silvercreek Management Inc. is the fund manager for the selling securityholder. Louise Morwick and Bryn Joynt are the shareholders of Silvercreek Management Inc. and exercise voting control and dispositive power over these securities.

(28)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.

(29)	Marty Brandt and Thomas Healy are the directors of the selling securityholder and exercise voting control and dispositive power over the securities.

(30)	Silvercreek Management Inc. is the fund manager for the selling securityholder. Louise Morwick and Bryn Joynt are the shareholders of Silvercreek Management Inc. and exercise voting control and dispositive power over these securities.

(31)	Silvercreek Management Inc. is the fund manager for the selling securityholder. Louise Morwick and Bryn Joynt are the shareholders of Silvercreek Management Inc. and exercise voting control and dispositive power over these securities.

(32)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.

(33)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.

(34)	Marin Capital Partners, LP is the investment advisor to the selling securityholder. John Null and J.T. Hansen are the principals of Marin Capital Partners, LP and exercise voting control and dispositive power over these securities. The selling securityholder has informed us that (i) it is an affiliate of Tiburon Fund Trading, LLC, an inactive registered broker-dealer, (ii) it purchased the securities in the ordinary course of business, and (iii) at the time of purchase, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(35)	Anthony Faillace and Darren Clipston exercise voting control and dispositive power over these securities.

(36)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.

(37)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.

(38)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.

(39)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.
(40)	Bruce McMahan, Saul Schwartzman and John Gordon exercise voting control and dispositive power over these securities as general partners of the selling securityholder.
(41)	Tablerock Fund Management, LLC is the investment advisor to the selling securityholder. John Barton is the managing member of Tablerock Fund Management, LLC and exercises voting control and dispositive power over these securities.
(42)	Alexandra Investment Management, LLC is the investment advisor to the selling securityholder. Mikhail Filimonov and Dimitri Sogoloff are the managing members of Alexandra Investment Management, LLC and exercise voting control and dispositive power over these securities.
(43)	Forest Investment Management, LLC acts as investment manager for the selling securityholder and is owned by Forest Partners II LP. Michael A. Boyd, through Michael A. Boyd Inc. as general partner of Forest Partners II LP, exercises voting control and dispositive power over these securities.
(43)	TQA Investors LLC exercises voting control and dispositive power over these securities. Robert Butman, John Idone, George Esser, Paul Bucci and Bartholomew Tesoriero are the principals of TQA Investors, LLC.
(45)	Information about additional selling securityholders will be set forth in post-effective amendments to this prospectus before those securityholders make any offers or sales pursuant to this prospectus. We have assumed that any other selling securityholders, or any non-sale future transferee, pledge, donee or successor of any such other selling securityholders, do not beneficially own any shares of our common stock other than the shares of common stock issuable upon conversion of the notes.

PLAN OF DISTRIBUTION

Securities Offered By The Selling Securityholders

The notes and the underlying common stock may be sold from time to time to purchasers directly by the selling securityholders and through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock. These discounts, concessions or commissions as to any particular underwriter, broker, dealer or agent may be in excess of those customary in the types of transactions involved.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

The sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes and the underlying common stock may be listed or quoted at the time of sale,

•	in the over-the-counter market,

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing and exercise of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with brokers, dealers or other financial institutions. These brokers, dealers or other financial institutions may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to brokers or dealers that, in turn, may sell the notes and the underlying common stock. To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker, dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders.

The aggregate proceeds to the selling securityholders from the sale of the notes or the underlying common stock offered by them will be the purchase price of the notes or the underlying common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of the notes or the underlying common stock to be made directly or through agents. We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus.

In order to comply with the securities laws of some states, if applicable, the notes and the underlying common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and the underlying common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling securityholders and any brokers, dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters” under the securities laws. As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker, dealer or agent might be deemed to be underwriting discounts or commissions under the securities laws. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to liabilities including, but not limited to, those under the securities laws. Selling securityholders who are deemed underwriters will be subject to the prospectus delivery requirements of the securities laws.

If the notes or the underlying common stock are sold through underwriters, brokers or dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent commissions.

We do not know when or whether any selling securityholder will sell any or all of the notes or the underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The selling securityholders may not sell any or all of the notes or the underlying common stock and may not transfer, devise or gift these securities by other means not described in this prospectus.

The selling securityholders have acknowledged that they and other persons participating in any distribution will be subject to the securities laws and rules, including Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other persons. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This restriction may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

At the time a particular offering of the notes or the underlying common stock is made and to the extent required, the specific notes or the underlying common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

Under the registration rights agreement, we and the selling securityholders will be indemnified by one another against liabilities, including some liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration of the notes and the underlying common stock other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

Securities Offered By Us

This prospectus may be used by us to issue shares of our common stock directly to our noteholders in payment of the interest make-whole payment in the event the notes are called for redemption. The interest make-whole payment would be equal to the present value of the aggregate amount of interest that would otherwise have accrued from the provisional redemption date through the maturity date. We may also sell the underlying common stock pursuant to one or more standby agreements with one or more underwriters in connection with the call, redemption, conversion or exchange of the notes. In a standby agreement, the underwriter or underwriters would agree to purchase from us up to the number of shares of our common stock that are not issued due to the decision of certain holders of the notes not to convert their notes into common stock, or their failure to otherwise convert the notes into common stock. The shares of common stock purchased by the standby underwriter would be sold at an agreed price per share, which price may be fixed or may be established by formula or other method and which may or may not relate to market prices of our shares or any other security then outstanding. The underwriter or underwriters would agree, if applicable, to convert or exchange any notes held or purchased by the underwriter or underwriters into or for our shares of common stock. Alternatively, as permitted by the indenture covering the notes, the standby agreement may require the underwriter or underwriters to deposit with the trustee the aggregate redemption price, plus any interest or other amounts owed on the notes, for any notes that are not converted prior to the date fixed for redemption. In such event, pursuant to a provision in the indenture, the notes not so converted shall be deemed to have been acquired by the underwriter or underwriters and surrendered for conversion into shares of common stock immediately prior to the redemption date, and the underwriters may sell the shares received upon conversion at prices that may be fixed or may be established by formula or other method and that may or may not relate to market prices of our shares or any other security then outstanding. The underwriter or underwriters would not assist in the solicitation of conversions or exchanges by holders of the notes.

We will provide a prospectus supplement or post-effective amendment that contains the specific terms about any such issuance or agreement. We will identify any underwriter or agent that we use, as well as any compensation that these underwriters or agents will receive from us or otherwise, in the applicable prospectus supplement or post-effective amendment. The prospectus supplement or post-effective amendment will also include information regarding the terms of our relationship with any underwriters or agents and their obligations with respect to that offering. These underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

Under the terms of any standby agreement, we may agree to indemnify the underwriters, dealers and agents against liabilities, including liabilities under the securities laws, and we also may agree to contribution relating to payments that the underwriters, dealers or agents may be required to make under the securities or other laws. Any agreement in which we agree to indemnify underwriters, dealers and agents against civil liabilities will be described in the applicable prospectus supplement.

LEGAL MATTERS

Alston & Bird LLP, Atlanta, Georgia, will pass upon the validity of the notes and the common stock issuable upon conversion of the notes.

EXPERTS

The financial statements incorporated into this prospectus by reference to the Annual Report on Form 10-K as amended by Amendment No. 2 on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

On May 12, 2003, our Board of Directors authorized the engagement of Deloitte & Touche LLP as our new independent auditors, to be effective as of the completion of PricewaterhouseCoopers LLP’s services related to the review of our March 31, 2003 interim financial statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.ptek.com. Our stock is quoted on The Nasdaq National Market under the symbol “PTEK.”

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents without restating that information in this document. The information incorporated by reference into this prospectus is considered to be part of this prospectus, and information we file with the SEC from the date of this prospectus will automatically update and supersede the information contained in this prospectus and documents listed below. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including exhibits, until the termination of the offering by the selling securityholders pursuant to this prospectus:

(a)	Our Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 2002;

(b)	Our Quarterly Reports on Forms 10-Q/A for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

(c)	Our Current Reports on Form 8-K dated January 15, 2003, May 5, 2003, August 5, 2003, August 8, 2003 and September 15, 2003, and our Current Reports on Form 8-K/A dated September 15, 2003 and December 19, 2003; and

(d)	The description of our common stock and accompanying rights contained in the our registration statement on Form 8-A filed on February 15, 1996 and amended on March 1, 1996 and Form 8-A filed on June 26, 1998 (File No. 000-27778).

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: 3399 Peachtree Road, N.E., The Lenox Building, Suite 700, Atlanta, Georgia 30326, Attn: General Counsel.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. This prospectus is not an offer to sell nor is it seeking an offer to buy the securities referred to in this prospectus in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the securities referred to in this prospectus.

$85,000,000

PTEK Holdings, Inc.

5% Convertible Subordinated Notes

due August 15, 2008,

12,697,181 Shares of Common Stock Issuable

Upon Conversion of the Notes

and

2,119,367 Shares of Common Stock Issuable

in Payment of the Interest Make-Whole Payment

Prospectus

            , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The table below itemizes the expenses payable by the Registrant in connection with the registration and issuance of the securities being registered hereunder, other than underwriting discounts and commissions. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission Registration Fee	$6,877
Printing and Duplicating Expenses	50,000
Accountants’ Fees and Expenses	55,000
Legal Fees and Expenses	100,000
Miscellaneous	2,000

Total	$213,877

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (i) for an appropriation, in violation of his duties, of any business opportunity of the corporation; (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law; (iii) for unlawful corporate distributions; or (iv) for any transaction from which the director received an improper personal benefit. This provision related only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company’s Articles of Incorporation, as amended, exonerate the Company’s directors from monetary liability to the extent described above.

In addition to such rights as may be provided by law, the Company’s Bylaws provide broad indemnification rights to the Company’s directors and such officers, employees and agents as may be selected by such directors, with respect to various civil and criminal liabilities and losses which may be incurred by such director, officer, agent or employee pursuant to any pending or threatened litigation or other proceedings, except that such indemnification does not apply in the same situations described above with respect to the exculpation from liability of the Company’s directors. The Company is also obligated to reimburse such directors and other parties for expenses, including legal fees, court costs and expert witness fees, incurred by such person in defending against any such liabilities and losses, as long as such person in good faith believes that he or she acted in accordance with the applicable standard of conduct with respect to the underlying accusations giving rise to such liabilities or losses and agrees to repay to the Company any advances made under the Bylaws. Any amendment or other modification to the Bylaws which limits or otherwise adversely affects the rights to indemnification currently provided therein shall apply only to proceedings based upon actions and events occurring after such amendment and delivery of notice thereof to the indemnified parties. Such amendments can only be made upon the affirmative vote of (i) the holders of at least 75% of the shares entitled to vote to alter, amend or repeal the provisions of the Bylaws or (ii) a majority of the Board of Directors present at the meeting at which the votes are taken.

The Company has entered into separate indemnification agreements with each of its directors and certain of its officers and employees, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Bylaws. These agreements may not be abrogated by action of the shareholders. In addition, the Company maintains an insurance policy covering directors and officers under which the insurer agrees to pay, subject to certain exclusions, certain claims made against the directors and officers of the Company in their capacities as directors and officers.

The Company believes that the above protections are necessary in order to attract and retain qualified persons as directors and officers.

ITEM 16. EXHIBITS.

Exhibit Number	Description
4.1	Articles of Incorporation of Premiere Technologies, Inc., as amended, (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

4.2	Articles of Amendment of Articles of Incorporation of Premiere Technologies, Inc. (changing the name of the Registrant to PTEK Holdings, Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.3	Amended and Restated Bylaws of Premiere Technologies, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001).

4.4	Amendment No. 6 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.5	Amendment No. 7 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

4.6	Amendment No. 8 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

4.7	Shareholder Protection Rights Agreement dated June 23, 1998 between the Registrant and SunTrust Bank, Atlanta, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated June 23, 1998 and filed on June 26, 1998).

4.8	Registration Rights Agreement, dated August 12, 2003, by and among the Registrant, CIBC World Markets Corp. and UBS Securities LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

4.9	Indenture, dated August 12, 2003, by and between the Registrant and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

4.10	Form of 5% Convertible Subordinated Note due 2008 (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

12.1	Statement Regarding Computation of Ratios (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Alston & Bird LLP (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

24.1	Powers of Attorney (previously provided with the Registrant’s registration statement on Form S-3 filed on September 24, 2003).

25.1	Statement of Eligibility of Trustee (previously provided with the Registrant’s registration statement on Form S-3 filed on September 24, 2003).

99.1	Purchase Agreement, dated August 8, 2003, by and among the Registrant, CIBC World Markets Corp. and UBS Securities LLC (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the Effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on February 4, 2004.

PTEK HOLDINGS, INC.

By:	/s/ BOLAND T. JONES
Boland T. Jones Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of February 4, 2004.

Signatures	Title

* Boland T. Jones	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)

* William E. Franklin	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

* Jeffrey A. Allred	President, Chief Operating Officer and Director

* Raymond H. Pirtle, Jr.	Director

* Jeffrey T. Arnold	Director

* Jeffrey M. Cunningham	Director

* J. Walker Smith, Jr.	Director

* George M. Miller, II	Director

*By:	/s/ Boland T. Jones
Boland T. Jones
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
4.1	Articles of Incorporation of Premiere Technologies, Inc., as amended, (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

4.2	Articles of Amendment of Articles of Incorporation of Premiere Technologies, Inc. (changing the name of the Registrant to PTEK Holdings, Inc.) (incorporated by reference to Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999).

4.3	Amended and Restated Bylaws of Premiere Technologies, Inc., as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Amended Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2001).

4.4	Amendment No. 6 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001).

4.5	Amendment No. 7 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(b) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

4.6	Amendment No. 8 to Amended and Restated Bylaws of PTEK Holdings, Inc. (incorporated by reference to Exhibit 3.3(c) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002).

4.7	Shareholder Protection Rights Agreement dated June 23, 1998 between the Registrant and SunTrust Bank, Atlanta, as Rights Agent (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated June 23, 1998 and filed on June 26, 1998).

4.8	Registration Rights Agreement, dated August 12, 2003, by and among the Registrant, CIBC World Markets Corp. and UBS Securities LLC (incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

4.9	Indenture, dated August 12, 2003, by and between the Registrant and SunTrust Bank, as Trustee (incorporated by reference to Exhibit 4.2 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

4.10	Form of 5% Convertible Subordinated Note due 2008 (incorporated by reference to Exhibit 4.3 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).

5.1	Opinion of Alston & Bird LLP regarding the legality of the securities (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

12.1	Statement Regarding Computation of Ratios (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Alston & Bird LLP (previously provided with Amendment No. 1 to the Registrant’s registration statement on Form S-3/A filed on December 23, 2003).

24.1	Powers of Attorney (previously filed with the Registrant’s registration statement on Form S-3 dated September 24, 2003).

25.1	Statement of Eligibility of Trustee (previously filed with the Registrant’s registration statement on Form S-3 dated September 24, 2003).

99.1	Purchase Agreement, dated August 8, 2003, by and among the Registrant, CIBC World Markets Corp. and UBS Securities LLC (incorporated by reference to Exhibit 99.1 of the Registrant’s Current Report on Form 8-K dated August 21, 2003).